UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Amendment No. 1
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 8, 2010
TTM TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-31285	91-1033443

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2630 South Harbor Boulevard, Santa Ana, CA	92704

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (714) 327-3000
(Former Name or Former Address if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURES
EXHIBIT INDEX
EX-23.1
EX-99.1
EX-99.2

EXPLANATORY NOTE
     This Amendment No. 1 to Form 8-K amends the Form 8-K dated April 8, 2010, originally filed by TTM Technologies, Inc. (the “Company”) with the Securities and Exchange Commission on April 13, 2010 (the “Original Report”). The Company filed the Original Report to report its acquisition of the entire outstanding capital stock of all of the indirect wholly owned subsidiaries of Meadville Holdings Limited (collectively, the “PCB Subsidiaries” or “Meadville”) that comprise and operate the printed circuit board business of Meadville Holdings Limited (the “PCB Business”). As permitted by items 9.01(a)(4) and 9.01(b)(2), the Company is filing this amendment to include the financial statements and pro forma financial information required by Items 9.01(a) and 9.01(b), as well as to provide updated information regarding the PCB Business and the PCB Subsidiaries.
Item 8.01. Other Events.
INFORMATION REGARDING MEADVILLE
Overview
     Meadville is one of the leading printed circuit board (“PCB”) manufacturers in the People’s Republic of China (“PRC”) by revenue, with a focus on producing high-end PCB products. For the year ended December 31, 2009, Meadville was the fourth largest PCB manufacturer in the PRC by revenue derived from production in the PRC. Meadville’s PCB-related products include double-sided and multi-layer PCBs, high density interconnect (“HDI”) PCBs, rigid-flex PCBs, integrated circuit (“IC”) substrates, circuit design, and quick turnaround (“QTA”) value-added services. In addition to having the ability to mass produce a wide range of PCB products, Meadville is able to provide a “one-stop shop” service to its customers, from PCB layout design to small volume quick-turn production of PCBs, including prototypes, to large volume mass production of PCBs.
     Meadville’s main PCB customers are multinational and PRC original equipment manufacturers (“OEMs”), electronic manufacturing services (“EMS”) providers, and PCB traders, many of which are based in the PRC, Japan, South Korea, Southeast Asia, North America, and Europe. These PCB customers use Meadville’s products for a variety of industry applications, including in communications equipment, cellular phones, high-end computers and computer peripherals, and consumer electronics, automotive components, and medical and industrial equipment. Meadville sells its products directly to some OEMs and indirectly to other OEMs through EMS providers. When selling PCB products indirectly to OEMs through EMS providers, Meadville primarily negotiates prices and receives specifications for products from OEMs, which develop and sell various end-products. However, in these situations, Meadville receives orders for its PCB products and payments from the EMS providers, which are mandated by the OEMs to manufacture such end-products and which are directed by the OEMs to purchase PCB products from Meadville for assembly into the OEM’s components or end-products from Meadville.
     Meadville is headquartered in Hong Kong and currently operates a total of seven PCB plants and one drilling and routing plant in the PRC and in Hong Kong. As of December 31, 2009, these plants had a combined available capacity to produce approximately 2.39 million square feet per month of PCB products with an average layer count of 7.9 layers.
     Meadville’s principal executive office is located at No.4 Dai Shun Street, Tai Po Industrial Estate, Tai Po, New Territories, Hong Kong, and its main telephone number at that location is +852-2660-3100.

Competitive Strengths
     Capability to produce technologically advanced PCB products in the PRC
     Meadville strives to position itself to produce advanced PCB products, including high layer count conventional PCBs, HDI PCBs, rigid-flex PCBs, and IC substrates, ahead of other PRC-based PCB manufacturers, many of which Meadville believes focus on low-end PCB production and primarily compete in terms of scale and pricing. For example, Meadville commenced commercial production of HDI PCBs in PRC in 2000 and began to invest in IC substrate technology in the PRC in 2002, and is now capable of mass-producing IC substrate products such as chip scale packaging, board on chips, system in package substrates, plastic ball grid arrays, and multi-chip modules (“MCMs”). Meadville’s share of revenue derived from sales of HDI PCBs and IC substrates has increased substantially since 2003 and represented 31.0%, 32.8%, and 33.2% of total sales for the years ended December 31, 2007, 2008, and 2009, respectively. With respect to conventional PCBs, Meadville focuses on multi-layer PCBs and can produce PCB products with layer counts of up to 56 layers. Meadville believes that focusing on technologically advanced PCB products helps it to preserve its margins and benefit from the high growth characteristics of these PCB products in the PRC.
     Meadville’s focus on and commitment to technology is underpinned by continued investment in PCB product and process development, enabling it to remain technologically competitive and to manufacture more advanced PCB products. Aside from developing its own technology, Meadville also believes technology transfer is a successful way to accelerate technology advancement. For example, Meadville has a technology transfer arrangement for the manufacturing of advanced HDI PCB products with a leading Japanese PCB manufacturer, TNCSi.
     Location in the PRC
     Meadville’s location in the PRC is a key strategic advantage. Many of Meadville’s key suppliers, direct OEM customers, and EMS customers manufacturing on behalf of overseas OEMs are located in the PRC, reflecting the fact that a large part of the electronics supply chain has migrated into the PRC, particularly for electronics such as desktop computers, notebook computers, servers, cellular phones, and communication equipment products. Proximity to these suppliers and customers enables Meadville to react swiftly to customer demands for comprehensive PCB products and services as well as coordinate more effectively with its suppliers and enjoy a cost advantage in terms of transportation costs over PCB manufacturers located outside of the PRC.
     Furthermore, due to generally lower labor costs in the PRC compared to Taiwan, Japan, South Korea, North America, and Europe, Meadville is able to maintain comparatively lower operating costs by locating its operations in the PRC. Meadville believes that these lower labor costs also give Meadville more flexibility in planning its production processes than PCB manufacturers in higher cost jurisdictions, as Meadville is able to optimize its production process effectively by using a mix of automated processes and manual labor to produce its PCB products.
     In addition to the operational benefits of Meadville’s PRC presence, Meadville has been able to capitalize on the Chinese PCB market’s strong growth rate as (i) Meadville believes there is a growing trend to outsource PCB production of high-end products, in addition to low and medium-end products, to the PRC, and (ii) Chinese manufacturers of electronic products are gaining global market share and exporting their products to other countries, which Meadville believes is driving the demand for locally produced PCBs. Meadville believes it is strongly positioned to capitalize on this growth given its strategic location in the PRC and its focus on producing technologically advanced PCB products.
     Expansive customer base including many of which are leaders in their respective markets
     Meadville believes that it has established strong customer relationships by providing its PCB customers with high-quality products and services from the design phase through to volume production.

Meadville services direct and indirect OEM customers from the PRC, North America, Europe, and Asia, which operate in a broad range of industries, many of which operate on a multinational basis. The revenue mix for the PCB Business by geographic location (the final destination to where the final PCB products of Meadville are delivered) in 2009 was 70.3% to the PRC, 7.9% to Europe, 4.8% to Hong Kong, 4.0% to North Asia, 8.4% to Southeast Asia, and 4.6% to North America. Meadville believes some of its key OEM customers are leaders in the markets in which they compete. Meadville has developed long- standing relationships with many of its PCB customers, some of which have had a business relationship with Meadville for more than 10 years.
     Meadville believes that its diversified customer base provides it with a stable source of revenue, reducing the potential impact on its performance which may arise from a downturn in a particular end market. In addition, all of Meadville’s major customers have PCB product supply qualification programs, which can require up to two years for qualification. Meadville believes its strong and long-standing customer relationships provide significant barriers to entry to new or recent entrants to enter into its markets.
     Exposure to fast-growing end-markets
     Meadville serves diverse and fast-growing end markets such as the communications equipment, cellular phone, and high-end segments of computers, computer peripherals, and consumer electronics markets. Over the last several years, the PRC has emerged as a global production center for cellular phones, computers and computer peripherals, and high-end consumer electronics. Meadville believes that this trend has driven the growth of the PCB market, particularly in the PRC. Meadville believes that its strategic focus on these fast-growing markets, together with its reputation and network in the PRC, has enabled it to enjoy strong sales growth. Meadville’s ability to serve these markets is enhanced by its technological capabilities, as the cellular phone and high-end segments of computers, computer peripherals, and consumer electronics markets require PCB products with higher layer counts, miniaturization, and higher circuit density.
     Strong reputation in the market and performance track record
     Meadville has been serving its PCB customers since it was founded in 1985 and believes that it has developed a strong reputation for the quality of its products and services. For example, Meadville received “The Excellent Core Partner” and “The Core Partner” awards from one of the major PRC communications equipment manufacturers in 2007, 2008, and 2009, the “Preferred PCB Supplier Award” from a U.S.-based graphic card manufacturer in 2007 and 2008, and the “Most Valued Supplier” award from a U.S.-based network communications equipment manufacturer in 2009. Meadville believes that its brands are also widely recognized among PCB product consumers, including “SYE,” a brand it established in 1990, which is well known among local customers in the PRC. Additionally, Meadville believes that its “OPC” brand has an established reputation in international PCB markets as evidenced by Meadville’s international customer base.
     Experienced management team
     Meadville’s management team has an average of approximately 19 years of experience in the PCB industry, gained from working for other leading PCB manufacturers in Hong Kong and the PRC, as well as for Meadville. Meadville believes that the extensive industry experience of its senior management helps it to successfully determine and implement its business strategy and direction.
Business Strategy
     Meadville aims to become the leading manufacturer and provider of high-end, technologically advanced PCB products and related services based in the PRC. Meadville’s strategy to achieve this vision is as follows:

Continuously investing in its product and process development capabilities to develop and introduce advanced technologies and processes to meet its customers’ future requirements
     Meadville sells its high-end PCB products to manufacturers of technologically advanced products such as communications equipment, cellular phones, high-end segments of computers and computer peripherals and consumer electronics, automotive components, and medical and industrial equipment. Meadville attributes its past success in large part to the development of its product and process development capabilities and believes that in order to continue its growth and preserve its margins it must continually improve its capabilities and capacity to produce technologically advanced PCB products. Meadville’s strategy is to advance rapidly up the technology chain and produce cutting edge products through ongoing advanced training for employees, increased investment in new machinery, and collaboration with its customers on its product and process development to meet their product demands. Additionally, in the past Meadville has developed new product lines, such as IC substrates, before there was substantial demand for such products in the PRC, in order to develop and enhance its overall technological capabilities and to be an early entrant into what it believed would become a fast-growing market in the PRC. In 2008, Meadville completed the consolidation of its research and development (“R&D”) operations, by merging its Finland, PRC, Japan, and U.S. R&D expertise. This larger R&D organization is working on various advanced projects pertaining to HDI PCB, rigid-flex PCB, and IC substrates technologies, as well as on continuously improving Meadville’s manufacturing processes.
Increasing production capacity of high-end PCB products in line with the growth of the market to meet the expected demand for PCB products from customers
     Meadville believes that demand for high-end PCB products will continue to grow, driven in particular by increasing demand for communications equipment, cellular phones, computers and computer peripherals, high-end consumer electronics, automotive components, and medical and industrial equipment, as well as by the continued trend of outsourcing and relocation of the production of these products to the PRC. Meadville will continue to closely monitor the relevant PCB market and to prudently increase its high-end PCB production capacity in line with market growth in order to meet increased future demand from its existing and future customers.
Growing its share of the IC substrate market to pursue opportunities for additional high value-added and advanced technology business
     Meadville believes that the worldwide market for IC substrates will continue to grow, driven by increasing demand for end-products containing highly-advanced semiconductors. Additionally, Meadville believes that demand for IC substrates from PRC manufacturers will begin to grow significantly given the migration of the production of semiconductors and end-products containing highly advanced semiconductors to the PRC. Meadville believes that it is one of the first manufacturers of IC substrates in the PRC and, accordingly, it expects to have an early-mover advantage over its competitors because it has developed and acquired the highly advanced technology necessary to produce IC substrates and believes that it has the ability to establish its reputation in the PRC market before its competitors. Given their high level of complexity, Meadville believes that manufacturers of IC substrates can expect to achieve higher average selling prices for their products, which may result in relatively higher margins if sufficient product volumes and product yields are achieved in the manufacturing process. At present, Meadville remains focused on increasing its production volumes and product yields in IC substrates to reach what it believes will be a level consistent with demand. Meadville plans to continue to develop this aspect of its business in order to continue to capture opportunities in this market.
Focusing on the continued development of customer relationships and earlier involvement in customers’ product development process
     Meadville intends to focus its sales and marketing efforts on PCB customers which are leaders or emerging leaders in the industry application markets which require Meadville’s products, especially those that Meadville believes have high growth potential. Meadville believes that its ability to anticipate and meet these customers’ needs is critical to retaining existing customers and attracting leading companies as customers. Meadville aims to work closely with its PCB customers to develop products that meet its customers’ specifications and fulfill their quality and delivery requirements. In addition, Meadville offers services, such as design and engineering services, which allow it to become involved earlier on in the design and development phases of its customers’ products. Meadville plans to continue to emphasize its customer-oriented culture and enhance the quality, technological sophistication, cost competitiveness, and time to market of its PCB products.
Continuing to engage in technology alliances with strategic partners in order to gain access more quickly to advanced technologies
     Meadville maintains a strategy of building alliances with other, more advanced PCB manufacturers headquartered in Japan in order to gain advantages in its core market through the sharing and transfer of technologies and know-how. These alliances allow Meadville to gain access to technologies it may not be able to otherwise obtain, or to obtain them more rapidly, and in return, Meadville provides its strategic partners with PCB products at competitive prices, which they can re-sell in their own targeted markets. Meadville’s strategic alliance with TNCSi for the production of advanced HDI PCBs in the PRC is an example of this practice. Meadville plans to engage in more of these alliances in the future, particularly in order to expand its business into new product lines, including flexible and/or rigid-flex PCBs. The acquisition of advanced technologies is one of Meadville’s critical strategies, which it believes will allow it to attract more customers for its high-end products and to expand its business.
     Maintaining the high quality of its workforce
     Meadville operates in an industry where highly skilled employees are in high demand. Its workforce consists of highly trained employees with years of expertise and knowledge of Meadville’s manufacturing techniques. Meadville plans to maintain its high quality workforce and attract new employees by providing its employees with incentives such as opportunities to learn advanced skills at Meadville’s engineering training centers in the PRC. Meadville will also continue to seek to hire highly qualified and well-educated professional staff through on-campus recruiting at universities throughout the PRC.
History of Meadville
     In 1990, Meadville Holdings Limited entered into the PRC PCB market through its initial 50% joint venture interest in Dongguan Shengyi Electronics Ltd. (“SYE”), based in Dongguan, PRC. In 1997, Meadville Holdings Limited decided to target the sophisticated HDI PCB market by establishing Shanghai Meadville Electronics Co., Ltd. (“SME”), in Shanghai. SME is equipped with state-of-the-art manufacturing equipment, including laser drills and horizontal plating lines, in order to meet the stringent technical requirements in the high-end communications equipment and consumer electronics industries. In 1999, Meadville Holdings Limited established a training center, Shanghai Meadville Science & Technology Company Limited (“SMST”), in Shanghai to support its process and product development functions for high-end PCB manufacturing. In 2001, Meadville Holdings Limited began to offer PCB layout design, IC substrate layout design, and circuit simulation services to PRC electronics manufacturers with the establishment of Meadville Innovations (Shanghai) Co., Ltd. (“MISL”) in Shanghai. In that same year, Meadville Holdings Limited launched another major investment through the establishment of another joint venture company, DMC, in Dongguan, PRC. Dongguan Meadville Circuits Limited (“DMC”) was established to produce high-layer, complex PCBs for the communications infrastructure, high-end computing, industrial, and medical equipment industries. In 2002, in anticipation of the development of the IC substrate market in the PRC, Meadville Holdings Limited expanded into the IC substrate manufacturing industry through the establishment of a volume production plant at SMST where it manufactures organic IC substrates for the semiconductor assembly and test market. In 2004, commercial production of multi-layer PCBs commenced at DMC, after the installation of new machinery at that plant. By 2005, SME began volume production of two-level HDI PCBs, while OPC Manufacturing

Limited (“OPCM”) developed the capability to produce PCBs of up to 44 layers and commenced QTA, production services. Meadville Holdings Limited also established PCB testing and laboratory facilities at SMST in the same year. In October 2006, OPC transferred its PCB production plant to OPCM, and OPC ceased manufacturing PCBs.
     Meadville Holdings Limited’s shares were listed on the Stock Exchange of Hong Kong (the “HKSE”) on February 2, 2007. In December of that same year, Meadville Holdings Limited acquired from Aspocomp Group OYJ a controlling interest in Aspocomp Asia Limited (now known as Meadville Aspocomp (BVI) Holdings Limited) (“Aspocomp”), and took over operations of its plant in Suzhou, PRC. In 2008, Meadville Holdings Limited’s GME plant was completed and Meadville Holdings Limited expanded its advanced HDI production in the PRC to Guangzhou Meadville Electronics Co., Ltd. (“GME”) in Guangzhou. To expand product offerings, Meadville Holdings Limited invested in flexible PCB manufacturing and started sample production in May 2008 and received its first mass volume orders in June 2009. In 2009, Meadville Holdings Limited received AS9100B and Nadcap certifications, which are required for manufacturing PCBs for the aerospace industry. Following the consummation of the Company’s acquisition of the PCB Subsidiaries (the “PCB Combination”), effective Monday, April 19, 2010, Meadville Holdings Limited withdrew its shares from the HKSE.
Products and Services
     Meadville offers a wide range of PCB products, including conventional PCBs, HDI PCBs, rigid-flex PCBs, and IC substrates. Its principal products are multi-layer PCBs which it manufactures on a high volume, low mix basis, with mix referring to the range and number of PCB products Meadville produces, as well as on a low volume, high mix basis.
     Meadville also offers certain value-added services to support its customers’ needs. These include design for manufacturability (“DFM”) support during new product introduction stages, PCB layout design, simulation and testing services, QTA production, and drilling and routing services. By providing these value-added services to customers, Meadville is able to provide them with “one-stop shop” capabilities, which Meadville believes enhances its relationships with its customers and provides it with opportunities for rapid technology advancement.
     Meadville’s primary PCB-related products and services are summarized in the following table:

Products/Services	Specifications	Major Applications
PCB Products
Conventional PCBs	Production of conventional PCBs with layers ranging from two layers to 56 layers	Electronic products for the communications, computer and computer peripherals, consumer electronics, automotive components, industrial, and medical equipment end markets

HDI PCBs	Production of HDI PCBs ranging from four layers to 20 layers	Hand-held consumer electronic devices, cellular phones, and hand-held medical equipment

Rigid-flex PCBs	Production of two- to four-layer flexible circuit boards, and rigid-flex circuit boards up to 10 layers	Electronic products for consumer, medical, telecommunications, cellular phone, and data storage applications

Products/Services	Specifications	Major Applications
PCB Products
IC substrates	Production of IC substrates including CSP, BOC, MCM, and SiP (defined below) using laser technology and ultra fine line processes to meet semiconductor standards	All semiconductor applications, including memory applications, wireless communications and broadband devices, networking and computing equipment, and automotive components

Value-Added Services

QTA services	Production of PCBs within a reduced timeframe to meet customers’ time-to-market requirements	QTA services are often used in prototype production and at the new product introduction stage to reduce the time to market of a product

Design and engineering services	Design and engineering services such as PCB and IC substrate layout design and signal integrity simulation	Design and engineering services are provided in the early stages of product development

Drilling and routing	High-speed mechanical drills and routers to drill and route PCBs and IC substrates. Manufacture spare parts for PCB manufacturing equipment	Drilling and routing are manufacturing procedures necessary for the production of PCBs
     PCBs
     Meadville sells a variety of PCB products, including conventional PCBs, HDI PCBs, rigid-flex PCBs, and IC substrates. Meadville believes that its capacity to produce a wide range of PCB products, the variety of applications in which each type of PCB can be used, and its ability to provide “one-stop shop” services to customers ensures that it has a diversified customer base and protects the company from fluctuations affecting any one particular end market. Included below is an overview of Meadville’s PCB products.
     Conventional PCBs
     A PCB is a board containing a pattern of conducting material, such as copper, which becomes an electrical circuit when electrical components are attached to it. It is the basic platform used to interconnect electronic components and can be found in most electronic products, including computers and computer peripherals, communications equipment, cellular phones, high-end consumer electronics, automotive components, and medical and industrial equipment. Conventional PCBs can be classified as single-sided, double-sided, and multi-layer boards. Meadville currently focuses on the production of rigid, multi-layer PCBs.
     Multi-layer PCBs account for the largest share of Meadville’s total revenue from PCB products. A multi-layer PCB can accommodate more complex circuitry than a double-sided PCB. It has more than two copper circuit layers with pieces of laminate bonded by resin in between layers. Multi-layer PCBs require more sophisticated production techniques compared to single and double-sided PCBs as, among other things, they require high precision manufacturing and more stringent product quality. The complexity of the application for which a PCB can be used increases with the number of layers comprising the PCB.

For instance, two to six layer PCBs are generally used for automotive and computer peripherals, while 8 to 12 layer PCBs are generally used for notebook computers, computer servers, and graphic cards. PCBs with 14 layers or more are generally used for networking, communications equipment, and high-end computer servers. A large portion of the conventional PCBs manufactured by Meadville with 14 or more layers are backplanes, which are generally a larger and thicker type of PCB, on which connectors are mounted to connect with other PCBs, IC substrates, and other electronic components. The manufacture of backplane products requires specialized expertise and equipment because of the larger size and thickness of the backplane relative to other PCBs and the increased complexity of the product. Examples of the end-products in which Meadville’s PCBs are used include Fujitsu notebook PCs, ATI graphic cards, office automation equipment for Konica, Minolta, and Ricoh, networking systems for Huawei and ZTE, medical equipment for Toshiba, and products in the commercial aerospace industry.
     Meadville is capable of producing commercial quantities of PCBs with up to 56 layers at a board thickness of 10 mm and, in addition, its OPCM plant has the capability to produce PCBs with up to 44 layers and its DMC plant has the capability to produce PCBs with finished board thicknesses of up to 8.0 mm. Meadville’s major multi-layer PCB products include six to 16 layers, which in aggregate accounted for approximately 51.8% of Meadville’s sales of PCB products for the year ended December 31, 2009.
     HDI PCBs
     Meadville produces HDI PCBs, which are PCBs with higher wiring density per unit area and require more sophisticated technology and manufacturing processes for their production than conventional PCB products. HDI PCBs are boards with high-density characteristics including micro holes, or vias (diameter typically less than 0.1 mm), fine lines (line width and spaces typically less than 0.075 mm), and are composed of high performance materials, thereby enabling more connectivity functions per unit area. In general, a board’s complexity is a function of density, layer count, material/laminate, and surface finishes. Board density represents a key indicator of a PCB’s overall complexity. There are numerous measurements of a board’s density. These include minimum line width (inner and outer layers), minimum line spacing, minimum via size, and aspect ratio. In general, the most widely used method for achieving HDI packing density is to build up microvia layers on top of conventional PCB core layers. 1+HDI PCBs are high density PCBs with one microvia layer of build up, while 2+HDI PCBs are high density PCBs with two microvia layers of build up.
     As end-products have become smaller and more portable, with higher functionality, demand for HDI PCB products has increased dramatically. Examples of their use can be found in many different consumer products such as cellular phones, handheld electronic devices, and gaming consoles. In general, 1+HDI PCBs are used in digital cameras, MP3 players, gaming consoles, and basic cellular phones. More sophisticated products like commercial broadcasting camcorders, MP4 players, and cellular phones with functions such as cameras, MP3 players and 3G applications typically require 2+HDI PCBs. As more advanced features are added to cellular phones and notebooks, Meadville is now capable of producing commercial quantities of 3+HDI PCBs for cellular phones and 4+HDI PCBs for notebooks. Meadville’s PCB products can be found in end-products such as TCL, Bird, and ZTE cellular phones.
     Meadville’s HDI PCB products were initially developed internally and its production techniques were later enhanced through licensing arrangements with strategic partners such as TNCSi. Under this arrangement Meadville was able to obtain and use higher-yielding production technology developed by TNCSi to produce more advanced HDI PCBs, including 1+ and 2+HDI PCBs, much earlier than Meadville could have through its own internal development.
     Rigid-flex PCBs
     Rigid-flex circuitry provides a simple means to integrate multiple PCB assemblies and other elements such as display, input, or storage devices without wires, cables, or connectors, replacing them with thin, light composites that integrate wiring in ultra-thin, flexible ribbons between sections. In rigid-flex packaging, a flexible circuit substrate provides a backbone of wiring with rigid multilayer circuit sections built-up as “islands” where needed.
     Since the ribbons can be bent or folded, rigid-flex provides a means to compactly package electronics in three dimensions with dynamic or static bending functions as required, enabling miniaturization and thinness of product design that would be otherwise impossible. The simplicity of rigid-flex integration also reduces the number of parts required, thus improving reliability. The increasing popularity of mobile electronics coupled with the design trend of developing increasingly thinner, lighter, and more feature-rich products is driving growth in the rigid-flex and flex sector, where these PCBs are the backbone of miniaturization.
     Rigid-flex technology is essential to a broad range of applications including aerospace, industrial, and transportation systems requiring high reliability, hand-held, and wearable electronics such as mobile phones, video cameras, and music players where thinness and mechanical articulation are essential, and ultra-miniaturized products such as headsets, medical implants, and semiconductor packaging where size and reliability are paramount.
     Meadville’s newly developed rigid-flex and HDI rigid-flex product line is a high value-added segment of its business. Meadville commenced mass production of this product line in the third quarter of 2008.
     IC substrates
     Meadville currently manufactures a relatively small amount of IC substrates. IC substrates are mounts that are used to connect very small ICs, or semiconductors, to comparatively larger PCBs for assembly into electronic end-products such as memory modules, cellular phones, digital cameras, automotive GPS systems, and engine controls. IC substrates, also known as IC carriers, are highly miniaturized circuits manufactured by a process largely similar to that for PCBs, but requiring the use of ultra-thin materials and including micron-scale features, as they must bridge the gap between sub-micron IC features and millimeter scale PCBs. Consequently, IC substrates are manufactured in a semiconductor-grade clean room environment to ensure products are free of defects and contamination.
     IC substrates are a basic component of IC packages which, combined with other electronic components in an assembly, control functions of an electronic appliance. IC packages can be broadly divided into single chip modules (“SCMs”) and MCMs, with the former containing one IC chip, and the latter containing multiple chips and other electronic devices. Meadville produces SCM substrates, including chip scale packages (“CSPs”), board on chips (“BOCs”), and PBGAs (concentrating on the ultra-thin CSP and BOC market) and MCMs in “stacked die” and “chip array” formats.
     As a relatively new technology, investment in IC substrate production is more costly than that for conventional or HDI PCB production. As with HDI PCB production, a fundamental factor driving technology development is interconnection density, which requires increasing product performance and features requiring more complex circuitry in ever smaller unit areas. A secondary factor is the small size of the parts ranging from approximately 3.0 mm x 3.0 mm to 50 mm x 50 mm, which dictate a manufacturing process suitable for miniaturized parts. The PCB Business is able to manufacture finished IC substrates as thin as 0.19 mm, and circuit track widths as narrow as 0.035 mm. The following are the main types of IC substrates Meadville produces and their distinguishing features.
•	Chip Scale Package — Semiconductor packages with an area of no more than 1.2 times the size of the semiconductor die. Typically, CSPs are used in applications where package thickness, size, and weight must be minimized, such as cellular phones, digital cameras, PDAs, notebook computers, and wearable medical devices.

•	Board On Chip — BOC packages are a specialized CSP type used for advanced high speed memory chips, where electrical resistance must be minimized to ensure high-speed transmission for use in high-speed applications. To achieve this, chips are mounted face-down, with fine-pitch wires passing through a slot in the substrate to connect the chip and substrate with wires of minimum length.
•	Multi-Chip Modules — An MCM is a package consisting of two or more ICs electrically connected to a common circuit base and interconnected by conductors in that base. MCMs combine several semiconductor die and passive components to form a small system, an example of which is a GPS module. It is more reliable than other available technologies and is mainly used in automotive components, GPS navigators, and engine controls.

•	System-in-a-Package (“SiP”) — A SiP is a number of integrated circuits enclosed in a single package or module. It is more than an IC package containing multiple die. SiP products are fully functional systems or sub-systems in an IC package format. SiP may contain one or more IC chips (wirebonded or flip-chip) plus other components that are traditionally found on the system mother board. Existing market uses for SiP include RF and wireless devices (such as power amplifiers, GPS modules, cellular, and Bluetooth® solutions), Netbooks, digital baseband solutions for the wireless markets, and controllers for hard drives in the storage market.
     At present, Meadville focuses on the production of advanced and high-end IC substrates. Some examples of the end-products in which Meadville’s IC substrate products can be found in dynamic and flash memory products.
Value-Added Services
     QTA services
     Meadville’s QTA services are provided from its Hong Kong production plant at OPCM. Meadville manufactures highly complex PCB products with layer-counts ranging from two to 30, of large-format size, high board thickness, and exotic substrate materials, in four to eight days. Meadville offers both prototype production and “new product introduction” services, which allow its customers to transition a product from prototype to commercial production. As part of Meadville’s prototype production services it produces small batches of 100 square feet or less of new products during the design and testing phase, with lead times ranging from 72 hours to six days. Meadville also builds medium-size batches of 100 to 1,000 square feet of “short lead-time,” pre-production pilot builds, typically for products of lower complexity, with lead times ranging from seven to 12 days. Meadville receives significant premiums over its standard volume pricing for each of these services depending on lead times, complexity, and layer-counts.
     Meadville believes that it can efficiently accelerate the transition from prototype design to volume manufacturing of PCBs. Its quick-turn prototype service allows it to provide small test quantities to its PCB customers’ product development groups. Meadville’s participation in product design and prototyping enables it to strengthen its relationships with customers that require DFM services by working together during the design phase of their production. Providing this service also allows Meadville to enter into relationships with its PCB customers at the early product development stage, which can translate into mass production orders for its plants in the PRC.
     Design, engineering and other services
     Meadville provides design and engineering services during the early stages of production, including circuit board layout and related design services and signal integrity simulation, as well as IC substrate design and testing services to ensure that design and fabrication may be integrated to achieve a high quality and cost-effective product for its customers. These services are provided through Meadville’s design center located in Shanghai, MISL. MISL also evaluates customer designs for manufacturability and recommends design changes. Meadville believes this collaborative process helps its PCB customers improve the systems they are designing, reduces manufacturing costs, and increases manufacturing yields and improves the quality of finished PCB and IC substrates products. In addition, by working closely with its customers throughout the design and manufacturing process, Meadville is able to keep abreast of current market developments, in particular, technology developments, requirements, and customer trends, and further strengthen its customer relationships.
     Drilling and routing services
     Meadville also provides PCB drilling and routing services to its customers through Shanghai Kaiser Electronics Company Limited (“SKE”), its drilling and routing plant in Shanghai. The process involves using a high-speed mechanical drilling machine to drill small holes on multi-layer PCBs or IC substrates, according to customer specifications.
Production Plants
     Plants
     Meadville currently operates a total of seven PCB plants and one drilling and routing plant in the PRC and in Hong Kong. Meadville’s production plants in the PRC that produce conventional PCBs, HDI PCBs, and rigid-flex PCBs are SYE, SME, DMC, ACP Electronics Co., Ltd. (“MAS”), and GME. The SYE plant is capable of producing conventional PCBs of up to 56 layers, while the SME plant can produce PCBs of up to 22 layers. The two newer plants, MAS and GME, can produce HDI PCBs and conventional PCBs with layer counts up to 20 layers and 12 layers respectively. DMC, which commenced operations in 2004, is capable of producing conventional PCBs of up to 40 layers. SYE and DMC are operated through joint ventures with Guangdong Shengyi Sci Tech Co., Ltd., (“GSST”). GSST is Meadville’s largest supplier, supplying Meadville with prepreg and laminate. Guangzhou OPC Flex Limited, which operates out of the GME plant, is currently producing double-sided and multilayer flexible circuit boards, with the double-sided flex cores being developed for use in the manufacture of multilayer rigid flex circuit boards. That plant is currently producing maximum four layer flex and maximum 10 layer rigid flex PCBs. The smallest laser via size is 0.1 mm and the thinnest flexible circuit board produced currently is 0.15mm. Currently, Meadville is manufacturing rigid-flex PCBs at both its GME and SME plants. Meadville’s factory in Shanghai, SMST, produces IC substrates, including BOC, flip-chip, CSP, SiP, and PBGA IC substrates. Meadville is able to produce HDI and conventional PCBs of up to 44 layers at OPCM, where it focuses on high value added, small volume production orders.
     In addition, Meadville provides drilling and routing services at its plant in Shanghai, SKE, and PCB layout design and engineering services through MISL, its PCB design center located in Shanghai.
     Meadville’s PCB plants in Eastern and Southern China are in close proximity to its suppliers and customers and have good infrastructure and transportation networks and ready access to a relatively inexpensive and skilled labor force. As of December 31, 2007, 2008, and 2009, the combined available annual PCB production capacity of Meadville’s PCB plants was approximately 25.7 million, 30.1 million, and 32.4 million square feet of PCB products, respectively. As of December 31, 2009, Meadville’s annualized available production capacity was 19.2 million square feet for conventional PCBs, 12.1 million square feet for HDI PCBs and rigid-flex PCBs, and 1.1 million square feet for IC substrates.
     In general, Meadville has designed its production system so that each plant is equipped with the necessary processes and capacity to absorb seasonal upswings of business according to historical trends. However, from time to time Meadville subcontracts portions of its manufacturing processes, which represent a small portion of its total orders. For example, Meadville may subcontract drilling services when it encounters short-term capacity constraints at its own production plants.
     Meadville has not experienced any major interruptions to its business due to raw material shortages, water, or power stoppages or due to non-compliance with government rules and regulations that have materially affected its financial condition or its operations.

     The following table sets forth the location, size, products, and capacity of Meadville’s PCB production plants:

				Layer
				Count	Maximum	Available
		Site Area		Range	Capacity	Capacity	Utilization
Plant	Location	(sq. ft)	Products	Capability	(sq. ft)(1)	(sq. ft)(2)	Rate(3)(4)
OPCM	Hong Kong	86,982	HDI (one-plus layer), conventional PCBs, and IC substrates	two layer to 44 layer	561,600	444,000	96.9%
SYE	Dongguan, PRC	494,731	HDI, conventional PCBs	two layer to 56 layer	6,360,000	5,400,000	99.4%
DMC	Dongguan, PRC	1,322,803	HDI, conventional PCBs	two layer to 40 layer	12,000,000	11,520,000	98.3%
SME	Shanghai, PRC	416,761	HDI (one to four-plus layer), conventional and Rigid-Flexible PCBs	two layer to 22 layer	5,160,000	5,160,000	91.5%
GME	Guangzhou, PRC	968,028	HDI (one and two-plus layer), conventional and Rigid-Flexible PCBs	two layer to 12 layer	3,600,000	3,600,000	97.0%
MAS	Suzhou, PRC	1,129,690	HDI (one and two-plus layer) and conventional PCBs	two layer to 20 layer	3,600,000	1,440,000	96.7%
SMST	Shanghai, PRC	521,257	IC substrates	two layer to six layer	1,140,000	1,140,000	96.4%
SKE	Shanghai, PRC	135,207	PCB drilling and routing service	N/A	N/A	N/A	N/A

Notes:

(1)	“Maximum capacity” equals Meadville’s largest estimated available monthly capacity from January 1, 2009 through December 31, 2009 multiplied by twelve. Meadville has estimated its available monthly capacity based on certain assumptions, including hours worked, planned product mix, and expected bottlenecks in the production process.
(2)	“Available capacity” is the estimated available capacity as of December 31, 2009 multiplied by twelve. Meadville estimates its available capacity at the beginning of each month based on certain assumptions, including hours worked, planned product mix, and expected bottlenecks in the production process.
(3)	“Utilization rate” is calculated by dividing the actual square footage of PCB product output in the year from January 1, 2009 through December 31, 2009 by the “available capacity.”
(4)	Meadville’s capacity measurements are derived from certain estimates and assumptions that are based on our PCB manufacturing experience. These estimates may not be accurate and therefore Meadville’s actual PCB production capacity in any month or for any other period may differ materially from the estimated available capacity.
     Equipment
     Meadville owns substantially all of the equipment it uses in its business. Meadville’s equipment includes, for example, carbon dioxide laser drilling machines, horizontal plating machines, and automated optical inspection machines. Meadville reviews annually its equipment needs by each PCB production plant and upgrades its equipment in response to technological advances in production processes, product innovation, and general wear and tear. Certain key pieces of equipment used by Meadville were especially commissioned according to specifications it provided, including plating and etching lines, in order to accommodate the specific production processes developed by Meadville and to improve the efficiency of the production process. It is part of Meadville’s strategy to use a mix of automation and manual labor in the manufacturing process in order to optimize the cost efficiency of its operations.
     Orders for new equipment are normally negotiated through Meadville’s procurement department whereas the maintenance of equipment is undertaken by staff at individual production plants. A majority of Meadville’s equipment is purchased from companies located outside of the PRC, and therefore Meadville bears the risk of currency fluctuations in the price of such equipment.
     Raw materials and consumables
     The key raw materials and consumables used in the production of Meadville’s PCB products include prepreg and laminate. Meadville mainly sources these raw materials from Hong Kong, the PRC, Taiwan, and Japan, and pays for purchases in the relevant currency with credit periods which generally range from 60 to 90 days. All raw materials and consumables accounted for approximately 61.0% for the year ended December 31, 2009 of Meadville’s total costs of sales. GSST is Meadville’s largest supplier, supplying Meadville with prepreg and laminate, and is owned indirectly by Top Mix Investments Limited, a company controlled by Tang Hsiang Chien, a family member of Tom Tang, a director and executive officer of the Company.
     Meadville has maintained long-term relationships with its main suppliers, many of which it has dealt with for more than 10 years. Meadville also uses a number of suppliers for each key raw material in order to reduce dependence on any single supplier, with its top five suppliers accounting for approximately 33.3% of total purchases in the year ended December 31, 2009. Meadville’s largest supplier, GSST, which supplies it with prepreg and laminate, accounted for approximately 15.2% of total purchases in the year ended December 31, 2009. Future sourcing of prepreg and laminate is expected to come from a number of reputable, high-technology prepreg and laminate suppliers, including Meadville’s former prepreg and laminate business, which was sold by Meadville Holdings Limited, concurrent with the closing of the PCB Combination, to Top Mix Investments Limited.
     Meadville typically purchases raw materials on the spot market subject to market prices. However, for the purchase of chemicals, Meadville enters into consignment contracts where it is able to lock in a set price per amount of chemicals purchased. Although Meadville does not usually keep an inventory of raw materials in excess of the two week lead time required for current production or have long-term supply contracts with suppliers, Meadville believes that it has been and is able to rely on the relationships with its suppliers to provide sufficient raw materials to meet its production needs.
     Customers
     Currently, Meadville supplies PCB products and value-added services to OEMs, EMS providers, ODMs, and PCB traders in, among other areas, the PRC, Japan, South Korea, North America, and Europe. Meadville also supplies PCB materials and drilling and routing services to other PCB manufacturers. Meadville supplies IC substrates to semiconductor manufacturers. Customers of its QTA services are primarily OEMs.
     Meadville believes that its diversified customer base helps it to understand the needs of different markets, thus preparing it for further technology development and business expansion. Along with its headquarters in Hong Kong, Meadville has marketing offices in the PRC, Malaysia, the United Kingdom, and North America for the marketing and promotion of its PCB products. These marketing offices also serve as contact points where customer feedback and other industry information can be relayed to Meadville headquarters.
     Meadville generally works with its OEM customers in the design of their products, and the OEM subsequently either purchases Meadville’s products directly, or as is more often the case for non-PRC OEMs, indirectly “purchases” Meadville’s products by instructing their EMS providers to purchase Meadville’s products to be incorporated into their end-products or component parts. Meadville’s relationships with EMS providers which are purchasing its products on behalf of OEMs normally are directed by the OEMs; the OEMs typically conduct the product supply qualification process and Meadville generally engages in non-binding contracts with the OEMs in which terms of service and product delivery and acceptance are set out. Meadville also negotiates product pricing and volumes and enters into a volume discount contract with the OEMs. Meadville also sells its products directly to certain OEM customers such as Huawei and ZTE, both of which it has had as customers for over 10 years. Currently, Meadville is developing a long-term and valued relationship with IBM as a PCB supplier. Meadville sells its products indirectly through EMS providers to OEM customers. Plexus, Celestica, Flextronics, and Inventec are among the EMS providers that purchase Meadville’s products for use in OEM assembly projects. In addition, Meadville sells its PCB products to PCB traders, including through its strategic alliance with TNCSi, which allows it to reach customers in markets it may not be able to access otherwise.
     Most of Meadville’s OEM customers are companies involved in the manufacture of communications equipment, computers and computer peripherals, cellular phones, high-end consumer electronics, medical and industrial equipment, and automotive components. Meadville’s major customers in terms of PCB demand engage in the production of a diverse range of products, which include but are not limited to the following:

OEM Customers by Industry Sector	Major End-Products of Meadville’s OEM Customers
Communications equipment	Base stations, routers, switches, wired and wireless equipment, and microwave antenna

Cellular phones	Cellular phones and accessories

Computers and computer peripherals	PC motherboards, notebook computers, hard-disk drives, printers, cable TV set-top peripherals boxes, and network servers

High-end consumer electronics	Plasma TVs, LCD TVs, DVD recorders, MP3 players, gaming consoles, and digital cameras

Industrial and medical equipment	X-ray scans, ultrasound scans, CT scans, and MR scans

Automotive components	Car audio, GPS navigator components, and engine control units

     In the year ended December 31, 2009, sales of conventional PCBs, HDI PCBs, rigid-flex PCBs, IC substrates, and QTA value-added services accounted for 62.4%, 30.8%, 0.8%, 2.3%, and 3.7%, respectively, of Meadville’s PCB revenue.
     The following table sets forth the breakdown of Meadville’s PCB sales by end market for the years listed:

	For the Year Ended
	December 31,
	2007	2008	2009
	(In millions of HK$)
	(Unaudited)
PCB Revenue by Application
Sales and Other Operating Revenues
Automotive	$35	$53	$59
Cellular phone	1,012	1,256	1,050
Communication	1,268	1,725	1,808
Computer	643	1,015	1,081
Consumer	568	496	320
Industrial and medical	188	224	191
Other	395	443	332
     The following table sets forth the breakdown of Meadville’s PCB sales by layer count for the years listed:

	For the Year Ended
	December 31,
	2007	2008	2009
	(In millions of HK$)
	(Unaudited)
PCB Revenue by Layer Count
Sales and Other Operating Revenues
Two, four, and six layers	$1,009	$922	$675
Eight, 10, and 12 layers	1,336	1,768	1,685
14, 16, and 18 layers	311	438	506
20 layers and above	64	110	150
IC substrates	130	171	111
HDI PCBs	1,145	1,540	1,494
Rigid-flex PCBs	—	74	38
Value-added services	114	189	182
     Marketing and sales
     Meadville’s strategy is to focus on the high-end PCB market, such as high layer count conventional PCBs, HDI PCBs, rigid-flex PCBs, and IC substrates, for which margins are typically higher than lower-end PCB products. Meadville has commenced the development of its QTA business for existing OEM and EMS customers located in Europe and North America and intends to further develop that business in the Asian markets where OEMs are relocating their design centers. Meadville markets its QTA services through a dedicated sales force.

     Currently Meadville markets its PCB products principally under two brands: the SYE brand in the PRC and the OPC brand in all other countries. As Meadville’s production plants have different focuses in terms of their product mix and target customer base, it aims to deploy the right plant and resources to meet its customers’ requirements. With the range of PCB products and services that Meadville offers and its multi-plant support capability, Meadville promotes itself as a “one-stop shop” for PCB products.
     Meadville believes that its ability to maintain close relationships with its PCB customers is an important factor in its success. Over the years, Meadville has established a marketing approach that includes appointing sales and marketing officers in its major markets worldwide. To enable a more efficient allocation of sales and marketing efforts and to ensure that risks relating to customers and regions are effectively managed, Meadville formulates marketing initiatives to select new customers that are in line with its business strategy. Meadville is continuing to expand its marketing efforts in Japan, North America, and Europe in seeking to expand its market share and enlarge its customer base in these locations. Such efforts include meeting with its existing and target PCB customers, distributing promotional items, providing technical information to business publications, and participating in trade shows and industry conferences.
     The following table sets forth the breakdown of Meadville’s PCB sales by geographic location for the years listed:

	For the Year Ended
	December 31,
	2007	2008	2009
	(In millions of HK$)
	(Unaudited)
PCB Revenue by Geographic Location (the final destination to where the final PCB products of Meadville are delivered)
Sales and Other Operating Revenues
Mainland China	$2,748	$3,342	$3,402
Europe	308	468	384
Hong Kong	320	325	232
North Asia	278	270	194
Southeast Asia	231	405	407
North America	224	402	222
     Sales force
     Meadville markets its PCB products and services to its PCB customers primarily through its direct sales staff in regional marketing offices located in the PRC, Hong Kong, Malaysia, the United Kingdom, and the United States. Meadville’s sales are concluded at its Hong Kong office, except for sales in the PRC, which are concluded at its PRC offices. Meadville also markets its PCB products through independent third party sales agents in Europe, North America, Israel, Singapore, the PRC, Hong Kong, and South Korea, which are remunerated by commission. The sales agents in these regions initiate sales and thereafter Meadville’s direct sales department in Hong Kong follows up on the order to conclude the sales contract. For Meadville’s international PCB customers that require multi-plant support capability, it has set up a global account management team dedicated to these customers to provide cross-regional services and to monitor the technological ability, quality, responsiveness, delivery, and cost services provided by Meadville’s plants.
     In addition to its direct sales staff, Meadville also maintains a corporate marketing team that works with its sales personnel to promote and maintain its relationships with customers. The marketing team also regularly obtains market intelligence to identify business opportunities and works to enhance Meadville’s brand image.

     Customer service
     Meadville strives to provide timely and quality services to its PCB customers. Meadville has a customer service team located in its regional marketing offices in Hong Kong, the United Kingdom, and the United States, as well as in its plants in the PRC. The primary function of Meadville’s team members in its regional marketing offices is to monitor customer requirements and assist customers at each point during the process, from ordering through to production, delivery, and after-sales service. Meadville provides real time information through its internal website to enable its staff members to access information on the sales process and to track their orders. Meadville’s customer service teams in its plants in the PRC allow it to provide on-site production data, scheduling, and work-in-progress information to its PCB customers in a more timely and effective manner. Meadville’s customer service staff is trained to provide service to customers worldwide.
     Securing orders
     In accordance with Meadville’s estimated target for each type of PCB product it produces, which Meadville establishes at the beginning of each year and reviews quarterly, Meadville’s sales and marketing officers contact its existing PCB customers to ascertain their annual procurement plans and estimate the likely volume of their annual orders. Meadville’s customers are usually able to provide Meadville with their estimated demand for PCB products over a three- to six-month period. However, Meadville does not frequently enter into long-term sales contracts with its OEM customers, as most of these customers adjust their production schedules based on the relevant market environment for their end-products, and therefore, the exact purchase volumes are often subject to variation. Direct orders for Meadville’s products are made through separate purchase orders issued by customers which are directly using Meadville’s products, such as direct OEM customers and EMS providers purchasing goods for use in assembling OEM end-products. These purchase orders set out the quantity and type of product to be purchased, as well as specific price, delivery, and cancellation terms. On occasion Meadville does enter into long-term nonbinding agreements with certain major OEMs. These agreements generally set out the terms under which Meadville will supply and deliver its products to the EMS providers of the OEMs, as well as terms of payment, capacity mandates, terms of estimating future orders, and general cancellation policies, among other terms. These agreements do not obligate the customer to purchase Meadville’s products. The terms of these agreements only become operative when products are actually procured, at which time each party must fulfill certain obligations set out in the agreement.
     Most OEM customers require the production plants from which it intends to order products to undergo a qualification process, whereby the customer assesses Meadville and its production plants to ensure that they meet the customer’s requirements in a number of areas, such as quality assurance and technical capabilities. This process normally takes between six to 12 months, but can take up to two years. The length of the qualification process, and the fact that each party bears its own expenses in this regard, means that Meadville’s customers are not likely to change PCB suppliers quickly, and therefore Meadville tries to develop long-term partnerships with such customers. This also creates a barrier to entry for new and recent entrants in the PCB industry. Meadville has devised a four-stage qualification process to facilitate its meeting customers’, or potential customers’, qualification processes and requirements.
     Pricing
     Each PCB product that Meadville manufactures is made according to customer specifications. Meadville develops regional pricing guidelines for its products, which are reviewed quarterly and based on various factors, including each customer’s requirements, the strength of Meadville’s competitors, the costs of production in terms of capacity and capability, quality requirements, Meadville’s capability to work within a short lead time, the customer relationship, Meadville’s overall marketing strategy, the region into which Meadville is selling, and market prices. In each request for a quotation received in respect of a customer, negotiations for that order take place between Meadville’s sales department and the direct or indirect OEM customer or EMS provider, generally within the range set in its pricing guidelines. Meadville may also offer volume rebates. In general, the value-added products which Meadville produces, such as high layer-count conventional PCBs, HDI PCBs, rigid-flex PCBs, and IC substrates, command a higher margin than lower-end PCB products. Meadville’s QTA services command higher margins for faster turnarounds. Fluctuations in the costs of production, such as for raw materials, are often passed on to the customer following further negotiations.
     Credit period
     Most of Meadville’s sales are conducted on an open account basis, although certain of its customers settle their accounts through letters of credit, wire transfers, or by check. Credit periods typically range from 60 to 90 days, depending on Meadville’s relationship with the customer. Meadville determines whether to extend credit on the basis of the customer’s credit history, payment practices, its relationship with the customer, and the perceived growth potential of its business with the customer. Each customer must undergo a credit evaluation by Meadville’s marketing and finance departments before a credit period, credit limit, and method of payment are approved for that customer.
     Process and product development
     Process and product development plays a vital role in Meadville’s business. As electronic products become smaller, demands are increasing for higher speed and functionality of such products. Accordingly, continued advancement in processing technology is required to develop increasingly smaller sized PCB products with increased functionality. As product responsiveness and speed increase, special electrical properties become a factor affecting signal integrity and the transmission speed between PCBs and the electrical components to which they are connected. Special materials, equipment, chemicals, and manufacturing processes are therefore required to ensure the proper functioning of the final electronic end-product.
     In order to succeed in the advanced electronic interconnection sector, Meadville’s process and product development must allow it to anticipate future interconnection requirements and have processes and/or products in place to capitalize on future developments. In addition, by enhancing its processing technology Meadville not only seeks to produce more advanced products, but also to improve its product yield and production efficiency, in order to remain competitive in the market.
     Meadville’s process and product development team is responsible for implementing technology road maps, evaluating new equipment and materials prior to production, recommending investment budgets, designing the most efficient production floor layout for the production plants, and identifying the types of products to be manufactured.
     Over the last 10 years, Meadville’s process and product development team has developed various products and techniques to improve PCB production capabilities, including the development of its own process to manufacture HDI PCBs, rigid-flex PCBs, IC substrates, and advanced multilayer PCBs and backplanes.
     Meadville’s PCB development projects are divided into four platforms, consisting of its process, product, material, and environmental platforms. Meadville systematically monitors the projects conducted under these platforms in monthly meetings, and the progress is followed according to Meadville’s R&D process. Meadville’s R&D process consists of the following three phases: “R” for research, “D” for development, and “I” for industrialization. The reliability assessment of Meadville’s projects is included as a part of its R&D process in accordance with following steps: planning, testing, and analysis.
     Current projects include the following:
     Process Platform
•	development of semi-additive mSAP3 fine line technology (line/space < 50pm) to be used in HDI PCBs;

•	development of semi-additive SAP3 fine line technology (line/space < 20µm) to be used for IC substrates;

•	development of a copper additive system for viafilling for Meadville’s pattern plating process;

•	development of panel/pattern plating additive system for high aspect ratio through hole and laser micro via plating processes;

•	development of manufacturing technology (DALi) to enable production of PCBs of any layer, including very thin plated layers using conventional PCB production machines;

•	development of through-hole filling process for any layer structure using resin plugging process; and

•	development of mechanical drilling capability for high aspect ratio products.
     Product Platform
•	development of ultra thick PCBs Z-axis interconnection technology to fulfill customers’ future requirements;

•	development of board level optical interconnection technology for future high speed product applications;

•	development of embedded passive technology including capacitors, resistors, and inductors;

•	development of high aspect ratio product capability according to customers’ future requirements, including both plated through-holes and laser microvias;

•	development of super copper foil (SCF) technology for fine line patterning according to next generation product requirements; and

•	development of rigid-flex and semi-flex technology according to customers’ future requirements.
     Material Platform
•	development of its PCB material portfolio to produce high transmission speed PCB products;

•	assessing the impact of lead-free assemblies on PCBs and their thermal resistance, including the reliability assessments for different PCB applications; and

•	development of the qualification system to standardize the PCB material qualification.
     Environmental Platform
•	development of a recycling system for etchant, including both process and equipment development; and

•	further development of its mechanical deflection system according to customer and regulatory requirements.

     Quality assurance
     Meadville views the quality of its PCB products and processes as critical to its business. As enumerated below, Meadville complies with international quality standards and systems. Meadville has also implemented numerous quality initiatives and variation reduction programs to promote a culture of building quality products. Key quality metrics are an important part of its business metrics and are reviewed regularly by senior management as part of continuous quality and customer satisfaction improvement efforts. Each production plant has therefore implemented quality management systems which adhere to international standards. As part of this management system, each production plant has a quality assurance department which is responsible for developing and implementing quality assurance procedures and processes. A summary of the certifications achieved for each production plant is set out below.

Plant	Certification	Year Obtained
OPCM	ISO 9001(1)	1995
	AS9100(2)	2009
SYE	ISO 9001	2002
	TS16949(3)	2006
DMC	ISO 9001(1)	2005
GME	ISO 9001	2008
SME	ISO 9001	1998
	TS16949	2007
SMST	ISO 9001	2003
	TS16949	2005
SKE	ISO 9001	2005
MAS	ISO 9001	2001
	TS16949	2003

Notes:

(1)	ISO 9001 relates to the implementation of a quality management system for product quality assurance.

(2)	AS9 100 relates to the implementation of a quality management system for product quality assurance in the aerospace industry.

(3)	TS 16949 relates to the implementation of a quality management system for product quality assurance in the automotive industry.
     Meadville undertakes the following measures, among others, in implementing these standards:
•	Purchasing control — many of Meadville’s suppliers are ISO 9001 approved and undergo a supplier evaluation process before being admitted to its approved vendor list; raw materials may also be physically inspected by quality assurance staff.

•	Production control — each production plant operates under controlled conditions, including controls over the key aspects of manpower, machinery, materials, method, and environment. Each of these involve a number of considerations, such as a maintenance program, a procedure for the identification and traceability of products throughout the production process, and protection of products during transportation, packing, storage, and delivery.

•	Statistical process control (“SPC”) — all key processes are monitored and improved using SPC to maintain process stability. SPC is also used to control key product parameters.

•	100% reliability testing — each finished product is tested at a number of points during the production process for defects, reliability, and compliance with customer requirements. External laboratories are also used to verify product reliability and conformity with customer requirements. Certain of Meadville’s products are certified by UL, at the request of its customers, for which UL conducts independent testing.
     Competition
     The PCB manufacturing industry is highly competitive with manufacturers competing generally on the basis of prices, product manufacturing technology and capability, quality, reliability, and service. Lower-end PCBs are generally considered to be commoditized products and characterized by high price competition. For high-end PCB products, pricing is still important but manufacturers also compete on product manufacturing technology and capability, quality, reliability, and service. Meadville competes with other PCB manufacturers that operate primarily in North America, Europe, Japan, the PRC, Taiwan, and South Korea. Each of these markets is characterized by different competitive factors, as briefly described below.
     PRC and Hong Kong
     PCB manufacturers in the PRC and Hong Kong are generally focused on the production of lower layer-count, mass volume PCB products. In the manufacture of low end products, which represents a relatively smaller portion of Meadville’s total sales, Meadville primarily competes against manufacturers of conventional PCBs.
     North America and Europe
     Meadville competes in the market for technologically advanced PCB products with PCB manufacturers operating in North America and Europe that tend to focus on providing high-end, technologically advanced PCB products, especially to the commercial aerospace industry (North America) and the communications industry (Europe). Many of these manufacturers have shifted or are beginning to shift their manufacturing operations from North America and Europe to the PRC.
     Japan
     Japanese PCB manufacturers are primarily focused on providing advanced HDI PCBs, including 3+HDI PCBs, to the high-end consumer electronics industry. Meadville competes with these manufacturers in the production of HDI PCBs and IC substrates.
     Taiwan
     The PCB market in Taiwan is focused primarily on the production of low- to medium-end PCB products, particularly for mass volume commodity market products, with some niche production of HDI PCBs and high-layer backplanes. Meadville competes against Taiwanese manufacturers primarily in the production of conventional PCBs, HDI PCBs, and IC substrates.
     South Korea
     Meadville competes with South Korean PCB manufacturers primarily in the production of conventional PCBs, HDI PCBs, and IC substrates.
     Environmental Matters
     Meadville is subject to a variety of environmental laws and regulations in Hong Kong and the PRC which impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage, and disposal of solid and liquid hazardous wastes. The manufacturing of Meadville’s products generates gaseous chemical waste, liquid waste, waste water, and other industrial wastes in various stages of the manufacturing process. Meadville’s production sites in Hong Kong and in the PRC are subject to regulation and periodic monitoring by the relevant environmental protection authorities. The principal environmental laws to which Meadville’s operations in Hong Kong and the PRC are subject include: (i) the Waste Disposal Ordinance, the Air Pollution Control Ordinance, the Noise Control Ordinance, the Water Pollution Control Ordinance, the Environmental Impact Assessment Ordinance, and their respective related regulations in Hong Kong; and (ii) the PRC Environmental Protection Law, the PRC Water Pollution Prevention Law, the PRC Air Pollution Prevention Law, the PRC Environment and Noise Pollution Prevention Law, the PRC Solid Wastes Pollution Prevention Law, the PRC Environmental Impact Assessment Law, the PRC Energy Saving Law, and the PRC Promotion of Clean Production Law, as well as other related regulations, rules, and provisions issued by the PRC State Council, the State Environmental Protection Bureau, or the local government of the places where the relevant manufacturing plants are located in the PRC.
     Meadville believes that it is important to carry out its operations in an environmentally responsible manner. As such, Meadville generally attempts to reduce the consumption of natural resources in its operations. Meadville also takes steps to ensure that waste and by-products produced as a result of its operations are properly disposed of in accordance with applicable laws so as to minimize adverse effects to the environment.
     Meadville has installed waste water treatment facilities and implemented waste treatment procedures in each of its PCB production plants to treat waste discharged during the production process. Industrial waste produced by its PCB production plants is currently treated in compliance with applicable environmental standards in the jurisdiction where the plant is located before being discharged. More specifically, chemical waste from production processes is segregated and chemically treated. Heavy metals and organic pollutants extracted through this process are compressed into solid waste and collected by licensed waste disposal companies for disposal, while recyclable metals of economic value are collected and sold to authorized resellers. The remaining effluent from the treatment process is treated before being discharged as sewage.
     All of Meadville’s PCB production plants, except SKE, have received ISO 14001 certification, which certifies that their production operations conform to international environmental management system standards. Furthermore, Meadville’s IC substrate production plant in Shanghai, SMST, has obtained RC 14001 certification for responsible care management systems while several of its PCB production plants, including SME, DMC, SMST, and MAS, have obtained OHSAS 18000 certification for occupational health and safety management systems. Meadville has put in place policies and procedures at all of its plants to comply with requirements related to the European Union’s WEEE and RoHS Directives.
     In order to ensure that Meadville adequately assesses environmental risks and complies with environmental laws and regulations, each of its PCB production plants has assigned staff which are responsible for environmental, health, and safety (“EHS”) compliance and report to the relevant plant manager. In the PRC, Meadville’s EHS officers are responsible for managing its EHS system and have education or experience in the EHS field and familiarity with local environmental regulations and practice. EHS engineers supervise Meadville’s EHS operations and have education and experience in operating and maintaining EHS facilities. EHS officers and engineers are supported by technicians who receive training to operate the relevant EHS facilities or functions described above. In Hong Kong, Meadville’s EHS staff is comprised of engineers who have familiarity with the relevant regulations and practice and/or experience operating and maintaining EHS facilities.
     As a result of Meadville’s record on environmental matters, Meadville was awarded a Green Product Management System designation in 2008 from a Taiwanese contract manufacturer, the Eco-Partner Certificate in 2007 and 2008 from a Korean OEM, the Pioneer Certificate of Conformity for Environmental Health and Safety in 2006, the Fujitsu Green Procurement designation in 2005, and the Sony Green Partner designation in 2004. These designations indicate that these customers recognize

Meadville’s compliance with the international environmental standards to which they are also subject, including the European Union regulations listed above.
     Labor and Safety Matters
     The applicable laws and regulations relating to labor and safety matters to which Meadville is subject in the PRC include the PRC Labor Law, the PRC Labour Contract Law, the Decision on Establishment of a Unified System for the Basic Insurance for the Aged Workforce of Enterprises, the Decision on Perfection of the Basic Insurance System for Aged Workforce of the Enterprises, the Insurance for Labor Injury Ordinance, the State Council’s Decision on Establishment of the Basic Medical Insurance System for the Workforce in Cities and Towns, the Provisional Insurance Measures for Maternity of Enterprises’ Employees, the Unemployment Insurance Ordinance, and other related regulations, rules, and provisions issued by the relevant governmental authorities from time to time for its operations in the PRC. In Hong Kong, Meadville is subject to the Employment Ordinance, Employees’ Compensation Ordinance, Factories and Industrial Undertakings Ordinance, and Occupational Safety and Health Ordinance.
     To ensure compliance with applicable labor and safety laws and regulations and to manage its risks in this regard now and in the future, Meadville has employed professional personnel with relevant training and qualifications to manage such compliance and risks. Meadville’s measures to promote safety include (i) establishing safety committees to identify, recommend, and review safety measures, (ii) providing training to employees, and (iii) establishing safety rules and handbooks.
     The following table sets forth the number of Meadville’s regular employees, temporary employees, and total employees for the years indicated below:

	Regular	Temporary
	Employees	Employees	Total
As of December 31,
2007	11,112	—	11,112
2008	9,760	—	9,760
2009	11,125	1,495	12,620
     The following table sets forth Meadville’s regular employees and temporary employees by function of activity as of December 31, 2009:

	Regular	Temporary	Total
Function
Finance/Legal/Secretarial	136	—	136
General Management	31	—	31
Human Resource/Administration	483	56	539
Information Technology	57	—	57
Logistics/Production Planning/Store	433	59	492
Engineering	1,192	122	1,314
Procurement	41	—	41
Production	6,515	919	7,434
Quality Assurance/Quality Control	1,861	339	2,200
Research & Development	133	—	133
Sales & Marketing	231	—	231
System & Process Assurance	12	—	12

Total	11,125	1,495	12,620

     Legal Proceedings
     From time to time, Meadville may be a party to certain legal proceedings. However, Meadville is not currently a party to any pending legal proceedings that it believes will have a material adverse effect on its business, financial condition, or results of operations.
Premises, Land Use Rights, and Property Interests
     Property owned in the PRC
     Meadville owns a total of 18 properties located in Dongguan, Guangzhou, Shanghai, and Suzhou in the PRC used in its business. Meadville owns and occupies three properties in Dongguan, PRC with an aggregate gross floor area of approximately 1,394,000 square feet, two of which are currently used for production purposes and one of which is currently used for residential and bicycle parking purposes. Meadville also owns and occupies 12 properties in Shanghai, PRC with an aggregate gross floor area of approximately 740,600 square feet, three of which are currently used for production purposes and the remaining properties are currently used for staff quarters and residential purposes. Meadville owns and occupies two properties in Suzhou, PRC with an aggregate gross floor area of approximately 372,323 square feet, one of which is currently used for production purposes and the other which is currently used for staff quarters and residential purposes. Meadville owns one property in Guangzhou, PRC, where the GME plant is located, with a gross floor area of approximately 1,586,600 square feet.
     In addition to the above 18 owned properties, Meadville has contracted to acquire a property located at the (Tongsha) Technology Industrial Park, Dongcheng District, Dongguan, PRC, which has an area of approximately 1,948,000 square feet. This plant is intended to be used for expanding the current production facilities at SYE and to provide for the relocation of the SYE plant in the event Meadville is required to vacate the properties on which its SYE plant is located.
     The properties where SYE’s existing manufacturing plant is located are now subject to a general city rezoning plan which has been prepared by the Dongguan municipal government. According to the relevant PRC regulations, the general rezoning plan is made for 20 years. Under the rezoning plan, it is intended that the properties where SYE’s existing manufacturing plant is located will be re-designated from industrial to commercial use. If and when implemented in respect of those properties, the rezoning plan may require that Meadville vacate these properties and relocate SYE’s manufacturing plant.
     Property leased in the PRC
     Meadville leases a total of 22 properties in Dongguan, Guangzhou, Shanghai, and Suzhou in the PRC for use in its business. Meadville leases two adjoining parcels of land in Dongguan, PRC with an aggregate site area of approximately 110,900 square feet, which is currently being used for an existing dormitory complex with a gross floor area of approximately 177,600 square feet. Meadville may not transfer, sublease, mortgage, or establish other third party rights on such property. Meadville leases two properties in Dongguan, PRC with an aggregate gross floor area of approximately 56,000 square feet, which is currently used as residential housing for staff. Meadville leases 14 properties in Shanghai, PRC with an aggregate floor area of approximately 16,150 square feet, which are currently used for dormitory and office space. Meadville leases a property in Suzhou, PRC with an aggregate gross floor area of approximately 1,000 square feet which is currently used as residential housing for staff. Meadville also leases three properties in Guangzhou, PRC with an aggregate gross floor area of approximately 4,300 square feet which are currently used as residential housing for staff.
     Property leased in Hong Kong
     Meadville leases two industrial complexes comprised of two OPCM plants, with a total gross floor area of approximately 128,100 square feet, located at the Tai Po Industrial Estate in Hong Kong.

     Intellectual Property
     Aside from various trademarks and trade secrets, Meadville does not have any intellectual or industrial property rights that are material in relation to its business or profitability. Meadville seeks to protect its proprietary rights through confidentiality procedures and contractual protections such as non-disclosure agreements with its suppliers and customers and employment contracts with confidentiality clauses.
     Insurance and Products Liability
     Meadville maintains a number of insurance policies which cover its PCB production plants, including property damage, all risks insurance (covering buildings and their contents, including machinery, and inventory) and business interruption insurance. Meadville also maintains public liability insurance for third party losses, money all risks insurance for loss or damage to money, and insurance covering boiler equipment. In addition, Meadville has cargo transportation insurance with worldwide coverage for the transportation of cargo by air, sea, or land, and commercial vehicle insurance in Hong Kong and the PRC.
     Consistent with what Meadville believes to be the market practice in Hong Kong and the PRC for PCB manufacturers, Meadville does not maintain product liability insurance unless required by its customers.
     Subsidiaries
     The following table sets forth details relating to Meadville’s material subsidiaries:

			Percentage of
			Effective
	Place of		Ownership by
Company	Incorporation	Business Activity	PCB Business
ACP Electronics Co., Ltd.(2)	Mainland China	Manufacturing and sales of high precision PCB	80%
Dongguan Meadville Circuits Limited(2)	Mainland China	Manufacturing of PCB	80%
Dongguan Shengyi Electronics Ltd.(2)	Mainland China	Manufacturing, sales and distribution of PCB	70.2%
Guangzhou Meadville Electronics Co., Ltd.(2)	Mainland China	Manufacturing of PCB	100%
OPC Manufacturing Limited	Hong Kong	Manufacturing of PCB	100%
Meadville Innovations (Shanghai) Co., Ltd.(2)	Mainland China	Provision of PCB design services	100%
Meadville International Trading (Shanghai) Co., Ltd.(2)	Mainland China	Trading of PCB and liaison office	100%
Meadville Enterprises (HK) Limited	Hong Kong	Administration and treasury	100%

			Percentage of
			Effective
	Place of		Ownership by
Company	Incorporation	Business Activity	PCB Business
Mica-Ava China Limited	Hong Kong	Investment holding	100%
Meadville Aspocomp Limited	Hong Kong	Sales and distribution of PCB	80%
MTG Investment (BVI) Limited(1)	British Virgin Islands	Investment holding	100%
MTG PCB (BVI) Limited	British Virgin Islands	Investment holding	100%
MTG (PCB) No. 2 (BVI) Limited	British Virgin Islands	Investment holding	100%
Oriental Printed Circuits Limited	Hong Kong	Sales and distribution of PCB	100%
Shanghai Kaiser Electronics Co., Ltd.(2)	Mainland China	Provision of PCB drilling service	100%
Shanghai Meadville Electronics Co., Ltd.(2)	Mainland China	Manufacturing of PCB	100%
Shanghai Meadville Science and Technology Co., Ltd.(2)	Mainland China	Research and development of high-end multi-layer PCB	100%

Notes:

(1)	Direct subsidiary.

(2)	Foreign investment enterprise in the PRC.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF MEADVILLE
Supply Agreements with Affiliates of Meadville
     In 2007, SME, a subsidiary of one of the PCB Subsidiaries, entered into two supply agreements with Suzhou Shengyi Sci Tech Co., Ltd. (“SSST”) and GSST, pursuant to which SME and certain other subsidiaries of the PCB Subsidiaries purchased laminate and prepreg from SSST and GSST. GSST is owned indirectly by Top Mix Investments Limited, which is controlled by Tang Hsiang Chien, a family member of Tom Tang. SSST is 75% owned by GSST and 25% owned indirectly by Top Mix Investments Limited. In the years ended December 31, 2007, 2008, and 2009, total purchases under the two supply agreements amount to $58.4 million, $55.4 million, and $47.0 million, respectively. These two supply agreements expired on December 31, 2009. Accordingly, SME, on behalf of itself and other subsidiaries of the PCB Subsidiaries, entered into a new supply agreement with GSST and SSST on December 11, 2009 with similar terms as the existing supply agreements. The new supply agreement became effective on January 1, 2010 for a term of three years.
     Certain of the PCB Subsidiaries also purchase from time to time laminate and prepreg from Mica-Ava (Far East) Industrial Limited (“MAF”) and Mica-AVA (Guangzhou) Material Company Ltd. (“MAG”), former subsidiaries of Meadville engaged in the laminate business, both of which are owned by Top Mix Investments Limited. These purchases are made on a spot basis from time to time. Total sales from MAF and MAG to the PCB Subsidiaries and their subsidiaries amounted to $36.1 million, $44.3 million, and $50.2 million for the years ended December 31, 2007, 2008, and 2009, respectively.

Real Property Leasing Arrangements with Affiliates of Meadville
     OPC, one of the PCB Subsidiaries, is currently leasing from MAF on a month-to-month basis a portion of real property located at Nos. 6-8 Dai Wang Street, Tai Po Industrial Estate, New Territories, Hong Kong, for warehouse purposes. The total amount of rent payable to MAF under the lease for each of the years ended December 31, 2007, 2008, and 2009 was approximately $64,800.
     GME, one of the PCB Subsidiaries, leases a portion of its employee dormitory spaces to MAG from time to time for the use of the employees of MAG. The dormitory spaces are rented to MAG pursuant to prior written request by MAG for its employees on an individual basis, with the monthly rent to be determined in accordance with the space area used by the individual employees and the rate as notified by GME from time to time. Such rental arrangement between GME and MAG is effective until either party terminates the arrangement upon three months prior written notice to the other party. The total amount of rent payable under the lease for the years ended December 31, 2008 and 2009 was approximately $41,600, and $85,900, respectively. This lease was not in place in 2007.
SELECTED HISTORICAL FINANCIAL DATA OF MEADVILLE
     The following tables set forth summary selected historical combined financial data of the PCB Business, presented on a carve-out basis, which should be read in conjunction with the combined financial statements of the PCB Business and the notes thereto and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Meadville” included in this Current Report on Form 8-K/A. The selected balance sheet data as of December 31, 2007, 2008, and 2009, and the selected income statement data for each of the years in the three years ended December 31, 2009 have been derived from the audited combined financial statements and related notes appearing elsewhere in this Current Report on Form 8-K/A.
     Meadville’s combined financial statements have been prepared in accordance with Hong Kong Financial Reporting Standards (“HKFRS”), which differ in certain significant respects from accounting principles generally accepted in the United States (“U.S. GAAP”). For a description of the principal differences between HKFRS and U.S. GAAP as they relate to the PCB Business, and for a reconciliation of shareholders’ equity and net income to U.S. GAAP, see Note 34 to the audited combined financial statements of the PCB Business included as Exhibit 99.1 to this Current Report on Form 8-K/A. Other U.S. GAAP data presented in the following tables has been derived from unaudited analyses prepared by Meadville from its accounting records.

	Year Ended December 31,
	2007	2008	2009
	(In millions of HK$)
(HKFRS)
Combined Statement of Operations Data:
Revenue	$4,108.6	$5,212.4	$4,840.8
Cost of sales	(3,150.2)	(4,205.0)	(3,937.0)

Gross profit	958.4	1,007.4	903.8
Other income	161.3	158.8	137.7
Selling and distribution expenses	(199.8)	(227.4)	(239.0)
General and administrative expenses	(200.9)	(259.7)	(409.2)
Share award expenses	(226.1)	(10.6)	(15.6)

Operating profit	492.9	668.5	377.7
Interest income	28.5	17.4	6.1
Finance costs	(104.3)	(129.4)	(82.4)

Profit before income tax	417.1	556.5	301.4
Income tax expense	(64.2)	(72.9)	(68.8)

Profit for the year	$352.9	$483.6	$232.6

of which, attributable to shareholders of Meadville	$246.0	$376.0	$140.1

of which, attributable to minority interests	$106.9	$107.6	$92.5

	As of December 31,
	2007	2008	2009
	(In millions of HK$)
(HKFRS)
Combined Balance Sheet Data:
Inventories	$398.4	$427.0	$450.5
Debtors and prepayments	1,480.9	1,163.7	1,097.3
Other current assets	3.5	19.3	7.4
Amounts due from related parties	284.4	390.2	—
Amount due from a minority shareholder	39.1	—	—
Cash and bank balances	402.8	797.9	850.1

Current assets	2,609.1	2,798.1	2,405.3
Property, plant, and equipment	3,821.4	4,941.8	4,805.0
Leasehold land and land use rights	143.0	147.3	143.8
Intangible assets	149.9	22.2	21.0
Other non-current assets	34.3	94.1	77.9

Total assets	$6,757.7	$8,003.5	$7,453.0

Creditors and accruals	$1,270.8	$1,388.4	$1,084.0
Borrowings	908.3	823.0	554.9
Amounts due to associated companies and related parties	394.9	744.8	195.7
Amount due to a minority shareholder	173.7	169.7	111.3
Other current liabilities	25.6	15.1	21.1

Current liabilities	2,773.3	3,141.0	1,967.0
Borrowings	1,679.1	2,763.2	2,815.1
Other non-current liabilities	445.2	322.7	313.6
Equity attributable to shareholders	1,524.3	1,371.2	1,800.9
Total shareholders’ equity	$1,860.1	$1,776.6	$2,357.3

	Year Ended
	December 31
	2008	2009
(U.S. GAAP)(1)
Combined Statement of Operations Data:
Revenue	$5,212.4	$4,840.8
Operating expenses	(4,550.0)	(4,452.5)
Operating profit	662.4	388.3
Profit for the year	491.5	251.2
Profit attributable to shareholders	391.9	180.6
Profit attributable to minority interests	99.6	70.6

	As of December 31,
	2008	2009
(U.S. GAAP)(1)
Combined Balance Sheet Data:
Current assets	$2,798.1	$2,405.3
Property, plant, and equipment	4,889.0	4,756.5
Total assets	7,964.5	7,421.5
Current liabilities, excluding current portion of borrowings	2,318.0	1,412.1
Borrowings	3,586.2	3,370.1
Equity attributable to shareholders	1,352.1	1,788.7
Total shareholders’ equity	1,903.6	2,501.8

(1)	For further details, see Note 34 in the audited combined financial statements of the PCB Business.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF MEADVILLE
     The following discussion and analysis should be read in conjunction with the audited combined financial statements of the PCB Business for the three years ended December 31, 2007, 2008, and 2009 and the notes thereto included as Exhibit 99.1 to this Current Report on Form 8-K/A. The combined financial statements of the PCB Business have been prepared on a carve-out basis in accordance with HKFRS. HKFRS differ in certain significant respects from U.S. GAAP. For a discussion of certain material differences between HKFRS and U.S. GAAP, see Note 34 to the combined financial statements of the PCB Business included as Exhibit 99.1 to this Current Report on Form 8-K/A.
Overview
     Meadville is one of the leading PCB manufacturers in the PRC by revenue, with a focus on producing high-end products. For the year ended December 31, 2009, Meadville was the fourth largest PCB manufacturer in the PRC by revenue derived from production in the PRC. Meadville’s products include double-sided and multi-layer PCBs, HDI PCBs, rigid-flex PCBs, IC substrates, circuit design, and QTA, value-added services. In addition to having the ability to mass produce a wide range of PCB products, Meadville is able to provide a “one-stop shop” service to its customers, from PCB layout design to small volume quick-turn production of PCBs, including prototypes, to large volume mass production of PCBs. Each of Meadville’s PCB production plants has been certified under international quality assurance standards, which assists in ensuring that its products and production processes are of a high quality.
     Meadville’s main PCB customers are multinational and PRC OEMs, EMS providers, and PCB traders, many of which are based in the PRC, Japan, South Korea, Southeast Asia, North America, and Europe. These PCB customers use Meadville’s products for a variety of industry applications, including in communications equipment, cellular phones, high-end computers and computer peripheral and consumer electronics, automotive components, and medical and industrial equipment. Meadville sells its products directly to some OEMs and indirectly to other OEMs through EMS providers. When selling PCB products indirectly to OEMs through EMS providers, Meadville primarily negotiates prices and receives specifications for products from OEMs, which develop and sell various end-products. However, in these situations, Meadville receives orders for its PCB products and payments from the EMS providers, which are mandated by the OEMs to manufacture such end-products and which are directed by the OEMs to purchase PCB products for assembly into the OEM’s components or end-products from Meadville.
Factors Affecting the Results of Operations of the PCB Business
     The results of operations and financial condition of the PCB Business have been and will continue to be affected by a number of factors. Set out below are some of the more significant factors that have affected the results of operations of the PCB Business in the past, as well as factors that are currently expected to affect results of operations in the foreseeable future. Other factors, beyond those identified below, may materially affect the future results of operations of the PCB Business. See the subsection entitled “Quantitative and Qualitative Disclosures About Market Risk” in this section and the section entitled “Risk Factors” in the Company’s Proxy Statement/Prospectus relating to the PCB Combination.
     Cyclical nature of the industries in which the customers of the PCB Business operate
     The results of operations of the PCB Business have been and will continue to be highly dependent on its direct and indirect OEM customers, who operate in the highly volatile communications equipment, computer and computer peripherals, cellular phone, and high-end consumer electronics industries. These industries are characterized by rapidly changing customer demand patterns and strong industry-wide competition for market share resulting in aggressive pricing practices and declining margins for older technology products. The results of operations of the PCB Business depend on continued demand for its PCB products and therefore such results are highly dependent on the performance of industries that the PCB Business services. In the past, the migration of PCB manufacturing to the PRC has helped to reduce the impact of downturns in its customers’ industries. However, there is no assurance that this trend will continue and future downturns in the industries that the PCB Business services could have a significant impact on the selling prices of the products of the PCB Business and on the Company’s results of operations.
     Rapid technological change in the markets for the products of the PCB Business
     The market for the products of the PCB Business is characterized by rapidly changing technology and continuing process development. The success of the business of the PCB Business depends in large part upon its ability to maintain and enhance its technological capabilities in order to be able to respond quickly and efficiently to its customers’ changing product requirements. The PCB Business must also be able to develop and market products and services that meet changing customer needs, and successfully anticipate or respond to product and technological trends on a cost-effective and timely basis. The ability of the PCB Business to effectively respond to the technological changes or trends from changing market requirements will affect Meadville’s results of operations from period to period.
     Maximizing capacity utilization rates at all of the manufacturing plants of the PCB Business
     The success of the PCB Business depends in part on its ability to maximize the capacity utilization rates of each of its manufacturing plants. Given the high fixed costs of its operations, decreases in capacity utilization rates can have a significant effect on the business. Accordingly, the ability to maintain or enhance gross margins will continue to depend, in part, on maintaining satisfactory capacity utilization rates. The PCB Business attempt to maintain high capacity utilization rates by maintaining good relationships with its customer base, closely monitoring its customers’ upcoming product demand levels and cycles, keeping a diversified customer base, and properly managing its raw material supply. However, acceptable capacity utilization rates also depend on the volume of orders that the PCB Business receives, its ability to offer products that meet customers’ requirements at competitive prices, and the reliability of its machinery.
     Cost of capital expenditure requirements and ability to obtain financing
     Because the PCB Business is capital intensive, its ability to increase revenue, operating profit, and cash flow depends upon continued capital spending. The actual capital expenditures of the PCB Business may vary significantly from these planned amounts due to various factors, including, among others, delays in obtaining regulatory approvals, construction delays, or delays in obtaining purchased equipment due to long lead times from suppliers. Meadville’s ability to obtain external financing in the future is subject to a variety of uncertainties, including the following:

•	its future results of operations, financial condition, and cash flows;

•	the condition of the global economy generally and the markets for its products, specifically; and

•	the cost of financing and the condition of financial markets.
     Currently the majority of the borrowings of the PCB Business are subject to floating interest rates and therefore its interest expense can vary from period to period, which affects Meadville’s results of operations. The results of operations of the PCB Business will be affected if interest rates increase or if the PCB Business is forced to pay higher than expected rates for new capital. For a discussion of risks related to interest rates, see the section entitled “Quantitative and Qualitative Disclosure about Market Risk” below.
     Raw material cost
     The operating profit of the PCB Business is significantly affected by the cost of the raw materials of the products it produces, certain of which cannot be passed on to customers. The significant raw materials used by the PCB Business include laminate, prepreg, copper foil, glass fabrics, epoxy resins, and precious metals such as silver and gold, all of which have been historically, and will be in the future, subject to price volatility and fluctuations in supply and demand.
Critical Accounting Policies
     Meadville continually evaluates its estimates and judgments, which are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. With respect to the PCB Business, Meadville makes estimates and assumptions concerning the future. The resulting accounting estimates will seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year are discussed below.
     Property, plant, and equipment
     Meadville determines the estimated useful lives and related depreciation charges for the property, plant, and equipment of the PCB Business based on the historical experience of the actual useful lives of property, plant, and equipment of similar nature and functions. These estimates could change significantly as a result of technical innovations and competitor actions in response to severe industry cycles. Meadville’s policy is to increase the depreciation charge when useful lives are less than previously estimated lives, or to write-off or write-down technically obsolete or non-strategic assets that have been abandoned or sold.
     Property, plant, and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses. Historical cost includes expenditures that are directly attributable to the acquisition of the items.
     Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the PCB Business and the cost of the item can be measured reliably. All other repairs and maintenance are expensed in the combined income statement during the financial period in which they are incurred.
     Depreciation of property, plant, and equipment is calculated, using the straight line method, to allocate their cost to their residual values over their estimated useful lives. The estimated useful lives are summarized as follows:

Buildings	22 to 25 years
Leasehold improvements	22 to 25 years
Furniture and equipment	5 to 6 years
Plant, machinery, and equipment	10 to 12 years
Motor vehicles	5 to 6 years
     The residual values and useful lives of the assets of the PCB Business are reviewed, and adjusted if appropriate, at the end of each reporting period.
     Construction in progress represents buildings or leasehold improvements on which construction work has not been completed and plants, machinery, and equipment pending installation. It is carried at cost, which includes construction expenditures and other direct costs less any impairment losses. On completion, construction in progress is transferred to the appropriate categories of property, plant, and equipment at cost less accumulated impairment losses. No depreciation is provided for construction in progress until it is completed and available for use.
     An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.
     Gains and losses on disposals are determined by comparing proceeds with the carrying amount and are charged to the combined income statement.
     Foreign currency translation
     Functional and presentation currency
     The combined financial information of the PCB Business is presented in Hong Kong Dollars. The functional currency of the PCB Business is Hong Kong Dollars.
     Transactions and balances
     Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are remeasured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at exchange rates at the end of each reporting period of monetary assets and liabilities denominated in foreign currencies are recognized in the combined income statement, except when deferred in equity as qualifying cash flow hedges.
     Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the combined income statement within interest income or finance cost. All other foreign exchange gains and losses are presented in the combined income statement within other income.
     Changes in the fair value of monetary securities denominated in foreign currency classified as available-for-sale are analyzed between translation differences resulting from changes in the amortized cost of the security, and other changes in the carrying amount of the security. Translation differences related to changes in the amortized cost are recognized in profit or loss, and other changes in the carrying amount are recognized in equity.
     Translation differences on non-monetary financial assets and liabilities such as equities held at fair value through profit or loss are reported as part of the fair value gain or loss. Translation differences on non-monetary financial assets such as equities classified as available-for-sale are included in the available-for-sale reserve in equity.

     Group companies
     The operating results and financial position of all of the PCB Subsidiaries (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:
•	assets and liabilities for each statement of financial position presented are translated at the closing rate at the end of each reporting period;

•	income and expenses for each income statement are translated at average exchange rates for the reporting period (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

•	all resulting exchange differences are recognized as a separate component of equity.
     On combination, exchange differences arising from the translation of the net investment in foreign entities, and of borrowings and other currency instruments designated as hedges of such investments, are taken to owners’ equity. When a foreign operation is partially disposed of or sold, such exchange differences are recognized in the combined income statement as part of the gain or loss on sale.
     Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.
     Trade and other receivables
     The identification of impairment of trade and other receivables requires the use of judgment and estimates. Meadville makes provisions for impairment of trade and other receivables based on its assessment of the recoverability of these receivables. Provisions are applied to trade and other receivables where events or changes in circumstances indicate that the balances may not be collectible. Where the expectation is different from the original estimate, such difference will impact the carrying value of receivables, and provision for impairment losses is made in the period in which such estimate has changed.
     The trade and other receivables of the PCB Business are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment. A provision for impairment of trade and other receivables is established when there is objective evidence that the PCB Business will not be able to collect all amounts due according to the original terms of receivables. The amount of the provision is the difference between the asset’s carrying value and the present value of estimated future cash flows, discounted at the effective interest rate. The carrying amount of the assets is reduced through the use of an allowance account, and the amount of the loss is recognized in the combined income statement within selling and distribution expenses. When a receivable is uncollectible, it is written off against the allowance account for receivables. Subsequent recoveries of amounts previously written off are credited against selling and distribution expenses in the combined income statement.
     Revenue recognition
     The revenue of the PCB Business mainly comprises revenue generated from: (a) sales of PCBs, and (b) the provision of value added services. Meadville recognizes revenue from PCBs when it delivers products to the customer, the customer has accepted the products, and collectability of related receivables is reasonably assured. Meadville recognizes income from its value added services upon provision of the service or delivery of the related product.

     Deferred income tax
     Deferred income tax is recognized in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the combined financial statements. However, if the deferred taxation arises from initial recognition of an asset or liability in a transaction other than a business combination and at the time of the transaction affects neither accounting nor taxable profit nor loss, a deferred income tax item is not recognized. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the end of the reporting period and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.
     At the end of each reporting period, Meadville recognizes deferred income tax assets to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. Deferred income tax is provided for on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by Meadville and it is probable that the temporary difference will not reverse in the foreseeable future.
     Inventories
     Inventories are stated at the lower of cost and net realizable value. Cost, calculated on the weighted average basis, comprises materials, direct labor, other direct costs, and related production overheads (based on normal operating capacity). Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. In determining whether the cost of inventories is recoverable, significant judgment is required. The cost of inventories is written down to net realizable value when, based on its judgment, there is objective evidence that the cost of inventories may not be recoverable. The cost of inventories may not be recoverable if such inventories are damaged, if they have become wholly or partially obsolete, or if their selling prices have declined. The cost of inventories may also not be recoverable if the estimated costs to be incurred to make the sale have increased. The amount written off to the combined income statement is the difference between the carrying value and net realizable value of the inventories.
     Present value of financial liabilities
     Financial liabilities are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method. The accretion of the discount on the financial liability should be recognized as finance costs in the combined income statement. Adjustments to the liability for the contingent consideration other than accretion of discount are recognized against goodwill, including revision of cash flow estimates.
     Meadville’s management determines the estimated redemption value of the financial liabilities by using a predetermined formula based on the put option agreement described in Note [•] to the audited combined financial statements of the PCB Business. This formula requires the use of estimates and assumptions which are described in that note. Any changes in these assumptions will impact the present value determined and the amount recorded in the combined statement of financial position.
     Allocation of corporate expenses and income
     Meadville’s management specifically determines the allocation of certain general corporate expenses and interest income. For those expenses and income for which a specific identification method is not practicable, the expenses and income are allocated based on the estimates that management considered as a reasonable reflection of the utilization of service provided to, or benefits received by, the PCB Business.
     Corporate expenses allocated to the PCB Business mainly represented share award expenses. For shares that are granted to the employees of the PCB Business, the related expenses are recorded based on the actual expenses of those employees. For shares which are granted to corporate level management, share award expenses are allocated based on the revenue of the PCB Business compared to the revenue of Meadville’s consolidated group. The allocation basis requires the use of judgment and estimates. Meadville’s management has performed sensitivity analysis by applying different allocation basis (i.e., based on operating profit of the PCB Business to the operating profit of Meadville’s consolidated group) and there is no significant impact on the combined income statement of the PCB Business from such different allocation basis.
Description of Selected Profit and Loss Account Items
     Revenue
     The PCB Business generates revenue from sales of PCBs including circuit design, QTA services, and provision of high-precision drilling and routing services to other PCB manufacturers.
     The following table sets forth the unaudited breakdown of Meadville’s PCB sales by end application for the years indicated:

	Year Ended
	December 31,
	2007	2008	2009
	(In millions of HK$)
		(Unaudited)
(HKFRS)
PCB Revenue by application
Sales and Other Operating Revenues
Automotive	$35	$53	$59
Cellular phone	1,012	1,256	1,050
Communication	1,268	1,725	1,808
Computer	643	1,015	1,081
Consumer	568	496	320
Industrial and medical	188	224	191
Other	395	443	332
     The following table sets forth the unaudited breakdown of Meadville’s PCB sales by geographic locations for the years indicated:

	Year Ended
	December 31,
	2007	2008	2009
	(In millions of HK$)
		(Unaudited)
(HKFRS)
PCB Revenue by geographical locations (the final destination to where the final products are delivered)
Sales and Other Operating Revenues
Mainland China	$2,748	$3,342	$3,402
Europe	308	468	384
Hong Kong	320	325	232
North Asia	278	270	194
Southeast Asia	231	405	407
North America	224	402	222

     Cost of sales
     The cost of sales of the PCB Business consists primarily of cost of materials, direct labor costs, and production overhead.
     Cost of materials used in the production of PCBs consists mainly of the costs of prepreg and laminate purchased from suppliers.
     Direct labor costs consist primarily of salaries, bonuses, and benefits paid to the employees of the PCB Business directly attributable to the manufacturing of products.
     Production overhead consists primarily of depreciation and amortization expenses, salaries, bonus, and benefits paid to foremen, technicians, engineers, and supervisors, utilities costs, operating supplies, consumables, subcontracting charges, and repair and maintenance expenses.
     Depreciation and amortization expenses relating to buildings, leasehold land and land use rights, leasehold improvements, plant and machinery, furniture, and equipment and motor vehicles constituted one of the major components of production overhead.
     Other income
     Other income includes income recorded from:
•	sales of scrap such as copper foil, plated scrap boards, gold solution, and other unusable raw materials;

•	investment tax credits; and

•	tooling charges related to PCB engineering and testing services and the production of PCB moulds.
     Selling and distribution expenses
     Selling and distribution expenses consist primarily of indirect labor costs, including salaries, bonuses, and benefits paid to sales and marketing personnel; freight charges; sales commissions; provisions for bad debts and bad debts written off; and others, including travel expenses and surcharges on sales returns.
     General and administrative expenses
     General and administrative expenses consist primarily of salaries, allowances, bonuses, and welfare benefits paid to administrative staff, as well as operating expenses, depreciation and amortization expenses, personnel expenses, utilities costs, and others, including loss on disposal of plant and equipment and foreign exchange difference.
     Share award expenses
     Share award expenses consist primarily of non-cash share award compensation awarded to directors and employees.
     Interest income
     Interest income includes income from interest received on loans to related companies and from bank deposits.

     Finance costs
     Finance costs consist primarily of interest on bank borrowings and accretion charges on the financial liabilities.
     Income tax expense
     Taxation has been provided for at the appropriate tax rates prevailing in the countries in which the PCB Business operates. Hong Kong profits tax has been provided at the rate of 17.5%, 16.5%, and 16.5% on the estimated assessable profit for the years ended December 31, 2007, 2008, and 2009, respectively. The rates applicable for the income tax of the PCB Business in the PRC for the years ended December 31, 2007, 2008, and 2009 are 33%, 25%, and 25%, respectively.
     Several of Meadville’s PCB plants, established as wholly owned foreign enterprises, enjoy certain exemptions or reductions from PRC tax. Meadville’s GME and SMST plants are exempted from PRC national enterprise income tax for the years 2008 and 2009, and will be entitled to 50% reductions in PRC income tax for the years 2010, 2011, and 2012, and are assessed PRC income tax at the reduced rate of 12.5%. Meadville’s SKE plant is also entitled to 50% reductions in PRC income tax for the years 2008 and 2009. Meadville’s DMC plant, established as a jointly-owned foreign enterprise, is entitled to 50% reductions in PRC income tax for the years 2008, 2009, and 2010.
     Meadville’s MAS plant is also subject to 50% reductions in PRC income tax for the years 2008 and 2009, and as a High and New Technology Enterprise (“HNTE”) (approved in December 2008), it is entitled to an income tax rate of 15% in the year 2010.
     Meadville’s SME plant enjoyed a reduced PRC income tax rate of 12.5% for the year 2008, and as an HNTE (approved in December 2008), it is entitled to an income tax rate of 15% in years 2009 and 2010.
     Meadville’s SYE plant was approved as a HNTE in December 2008, and accordingly, it is entitled to a relief of income tax in the PRC, at an effective rate of 15% for years 2008 to 2010.
Review of Operating Results of the PCB Business
     Year ended December 31, 2009 compared to year ended December 31, 2008
     Revenue
     The revenue of the PCB Business declined by 7.1% to HK$4,840.8 million (US$624.5 million) in the year ended December 31, 2009 from HK$5,212.4 million (US$669.4 million) in the year ended December 31, 2008. The decrease in revenue was primarily due to a decrease in global demand for PCB products as a result of global economic conditions during the first half of 2009 as compared with the first half of 2008, leading to lower export sales outside of the PRC. The decrease was partially offset by higher local sales in the PRC, which were driven by increased domestic spending as a result of the PRC government’s stimulus package, as well as an increase of orders from outside of the PRC during the second half of 2009, as the global economic conditions became more stable.
     Cost of sales
     Cost of sales decreased by 6.4% to HK$3,937.0 million (US$507.9 million) in the year ended December 31, 2009 from HK$4,205.0 million (US$540.1 million) in the year ended December 31, 2008.
     This decrease in cost of sales was primarily due to the decrease in revenue. Cost of sales as a percentage of revenue was relatively stable at 81.3% in the year ended December 31, 2009 compared with 80.7% for the year ended December 31, 2008.

     Direct material costs decreased by 9.0% to HK$2,260.0 million (US$291.6 million) in the year ended December 31, 2009 from HK$2,482.5 million (US$318.8 million) in the year ended December 31, 2008 primarily due to a decrease in production volume and reductions in raw material and commodity prices.
     Direct labor costs increased by 2.0% to HK$292.2 million (US$37.7 million) in the year ended December 31, 2009 from HK$286.4 million (US$36.8 million) in the year ended December 31, 2008, primarily due to a general increase in headcount.
     Production overhead decreased by 3.6% to HK$1,384.8 million (US$178.6 million) in the year ended December 31, 2009 from HK$1,436.2 million (US$184.5 million) in the year ended December 31, 2008, primarily due to a decrease in production volume. However, the production overhead costs as a percentage of revenue increased to 28.6% in the year ended December 31, 2009 from 27.6% in the year ended December 31, 2008, due to certain overhead expenses that were fixed and did not decrease in connection with the decrease in production volume, such as indirect labor costs and depreciation.
     Gross profit
     Gross profit decreased by 10.3% to HK$903.8 million (US$116.6 million) in the year ended December 31, 2009 from HK$1,007.4 million (US$129.3 million) in the year ended December 31, 2008. Gross margin on revenue decreased to 18.7% for the year ended December 31, 2009 from 19.3% for the year ended December 31, 2008. The decrease was driven by lower PCB prices due to a decrease in demand for PCB products, and the relatively higher depreciation of the assets of the PCB Business, the effect of which was partially offset by reductions in raw material, energy, and commodity prices during the year. Meadville has also taken various actions with respect to the PCB Business since the fourth quarter of 2008, such as salary reductions and wage freezes for high-cost regions, temporary closures of GME and MAS, and freezing capacity-related capital expenditures.
     Other income
     Other income decreased by 13.3% to HK$137.7 million (US$17.7 million) in the year ended December 31, 2009 from HK$158.8 million (US$20.4 million) in the year ended December 31, 2008. This decrease was primarily due to lower sales of scrap, which were attributable to lower PCB production volume and a decrease in copper and gold scrap resale unit prices in 2009.
     Selling and distribution expenses
     Selling and distribution expenses increased by 5.1% to HK$239.0 million (US$30.8 million) in the year ended December 31, 2009 from HK$227.4 million (US$29.2 million) in the year ended December 31, 2008. This increase was primarily due to an increase in PCB assembly cost charges on sales returns of higher value-added PCBs.
     General and administrative expenses
     General and administrative expenses increased by 57.6% to HK$409.2 million (US$52.8 million) in the year ended December 31, 2009 from HK$259.7 million (US$33.4 million) in the year ended December 31, 2008. This increase was primarily due to a significant decline in functional foreign exchange gain. For the year ended December 31, 2008, the PCB Business recorded a functional foreign exchange gain of approximately HK$152.0 million (US$19.5 million) as a result of Renminbi (“RMB”) appreciation, but there was no such gain recorded in the corresponding period of 2009 as a result of a comparatively stable RMB currency during 2009.

     Share award expenses
     Share award expenses increased by 47.2% to HK$15.6 million (US$2.0 million) in the year ended December 31, 2009 from HK$10.6 million (US$1.4 million) in the year ended December 31, 2008. This increase was primarily due to shares returned by certain former employees during 2008, which lowered the share award expenses for the year ended December 31, 2008. In addition, part of the returned shares were granted to existing employees during 2009, which increased share award expenses for the year ended December 31, 2009.
     Operating profit
     As a result of the foregoing, operating profit decreased by 43.5% to HK$377.7 million (US$48.7 million) in the year ended December 31, 2009 from HK$668.5 million (US$85.9 million) in the year ended December 31, 2008.
     Interest income
     Interest income decreased by 64.9% to HK$6.1 million (US$0.8 million) in the year ended December 31, 2009 from HK$17.4 million (US$2.2 million) in the year ended December 31, 2008. This decrease was primarily due to lower bank interest rates in the year ended December 31, 2009.
     Finance costs
     Finance costs decreased by 36.3% to HK$82.4 million (US$10.6 million) in the year ended December 31, 2009 from HK$129.4 million (US$16.6 million) in the year ended December 31, 2008. This decrease was primarily due to lower bank interest rates, lower accretion charges on the financial liabilities as a result of reduction in fair value of financial liabilities, and lower weighted average cost of capital, which reduced finance costs in the year ended December 31, 2009.
     Income tax expense
     Income tax expense decreased by 5.6% to HK$68.8 million (US$8.9 million) in the year ended December 31, 2009 from HK$72.9 million (US$9.4 million) in the year ended December 31, 2008, primarily due to a decrease in profit before tax. Income tax expense as a percentage of profit before income tax expenses increased to 22.8% in the year ended December 31, 2009 from 12.9% in the year ended December 31, 2008. This increase was primarily due to operations being more concentrated in production plants which were subject to higher tax rates.
     Profit for the year
     As a result of the foregoing, profit for the year decreased by 51.9% to HK$232.6 million (US$30.0 million) in the year ended December 31, 2009 from HK$483.6 million (US$62.1 million) in the year ended December 31, 2008.
     Year ended December 31, 2008 compared to year ended December 31, 2007
     Revenue
     The revenue of the PCB Business increased by 26.9% to HK$5,212.4 million (US$669.4 million) in the year ended December 31, 2008 from HK$4,108.6 million (US$526.6 million) for the year ended December 31, 2007. The increase in revenue was primarily due to (i) the growing demand for high technology PCBs due to continued infrastructure spending in the PRC, (ii) the PRC government’s policies, which provided incentives to encourage local and overseas investments focusing on the research, development, and production of high technology electronic products, which increased demand for high technology PCBs, and (iii) the continued outsourcing of high technology PCB production into the PRC from the U.S., Europe, and Japan, which contributed to the PCB Business increasing its blended average selling price to US$27 per square foot of PCB in the year ended December 31, 2008, compared with a blended average selling price of US$25 per square foot in the year ended December 31, 2007.
     Cost of sales
     Cost of sales increased by 33.5% to HK$4,205.0 million (US$540.1 million) in the year ended December 31, 2008 from HK$3,150.2 million (US$403.8 million) in the year ended December 31, 2007. This increase in cost of sales was due primarily to an increase in production volume of PCBs, an increase in raw material costs and initial start-up costs of GME, the new PCB production plant in Guangzhou. Other factors contributing to the increase in cost of sales include RMB appreciation (which increased RMB costs in U.S. Dollar terms), as well as higher energy and labor costs resulting from a high level of inflation in the PRC during the first nine months of 2008.
     Direct material costs increased by 28.7% to HK$2,482.5 million (US$318.8 million) in the year ended December 31, 2008 from HK$1,928.9 million (US$247.2 million) in the year ended December 31, 2007, primarily due to an increase in production volume, and an increase in raw material and commodity prices.
     Direct labor costs increased by 36.0% to HK$286.4 million (US$36.8 million) in the year ended December 31, 2008 from HK$210.6 million (US$27.0 million) in the year ended December 31, 2007, primarily due to an increase in headcount as a result of the expansion of production capacity and an increase in the minimum wage rate in the PRC resulting from high inflation in the PRC.
     Production overhead increased by 42.1% to HK$1,436.2 million (US$184.5 million) in the year ended December 31, 2008 from HK$1,010.7 million (US$129.6 million) in the year ended December 31, 2007, primarily due to the initial start-up costs (excluding redundancy costs) of GME, the new PCB plant in Guangzhou, as a result of its relatively low output, of which HK$24.3 million (US$3.1 million) was attributable to GME’s cost of sales.
     Gross profit
     Gross profit increased by 5.1% to HK$1,007.4 million (US$129.3 million) in the year ended December 31, 2008 from HK$958.4 million (US$122.8 million) in the year ended December 31, 2007, primarily due to the increase in revenue and production volume. Gross margin on revenue decreased to 19.3% for the year ended December 31, 2008 from 23.3% for the year ended December 31, 2007, primarily due to the increase in cost of sales described above.
     Other income
     Other income decreased by 1.5% to HK$158.8 million (US$20.4 million) in the year ended December 31, 2008 from HK$161.3 million (US$20.7 million) in the year ended December 31, 2007. This decrease was primarily due to the change in tax incentive policies in the PRC. The PCB Business recorded approximately HK$29.5 million (US$3.8 million) in investment tax credits received as a result of re-investment of dividend income from subsidiaries in the PRC in the year ended December 31, 2007. The investment tax credit was not available in the year ended December 31, 2008.
     Selling and distribution expenses
     Selling and distribution expenses increased by 13.8% to HK$227.4 million (US$29.2 million) in the year ended December 31, 2008 from HK$199.8 million (US$25.6 million) in the year ended December 31, 2007. This increase was primarily due to the increase in freight charges from HK$71.5 million (US$9.2 million) in the year ended December 31, 2007 to HK$95.4 million (US$12.3 million) in the year ended December 31, 2008, as a result of the increase in production volume and revenue.

     General and administrative expenses
     General and administrative expenses increased by 29.3% to HK$259.7 million (US$33.4 million) in the year ended December 31, 2008 from HK$200.9 million (US$25.8 million) in the year ended December 31, 2007. This increase was primarily due to the start-up costs (excluding redundancy costs) incurred for the new plant in Guangzhou (GME), totaling approximately HK$38.2 million (US$4.9 million), compared with HK$19.7 million (US$2.5 million) for the year ended December 31,2007, as well as various retrenchment costs of approximately HK$11.2 million (US$1.4 million) due to the change in global economic conditions. The higher cost was partially offset by the functional currency exchange gain of approximately HK$152.0 million (US$19.5 million) in the year ended December 31, 2008 as a result of the appreciation of RMB, compared with a gain of HK$68.3 million (US$8.8 million) for the year ended December 31, 2007. The functional exchange gain is a result of certain PCB Subsidiaries, whose functional currency are in RMB, having a significant amount of assets denominated in RMB, such as inventories, receivables, cash, and cash equivalents, with a significant amount of liabilities denominated in Hong Kong dollars, such as accounts payable. As the RMB appreciated significantly during 2008, an exchange gain was recorded after translation of these RMB denominated assets and Hong Kong dollar denominated liabilities.
     Share award expenses
     Share award expenses decreased by 95.3% to HK$10.6 million (US$1.4 million) in the year ended December 31, 2008 from HK$226.1 million (US$29.0 million) in the year ended December 31, 2007. This decrease was primarily due to the fact that a majority of the share awards were granted and vested in the year ended December 31, 2007. The non-cash share award expenses had no impact on the cash flow and net asset value of the PCB Business as the corresponding amounts were credited to the employee share-based compensation reserve account.
     Operating profit
     Operating profit increased by 35.6% to HK$668.5 million (US$85.9 million) in the year ended December 31, 2008 from HK$492.9 million (US$63.2 million) in the year ended December 31, 2007. This increase was primarily due to the decrease in share award expenses. Excluding share award expenses, the operating performance in the year ended December 31, 2008 was negatively impacted by the lower gross profit margin, the higher selling and distribution expenses, and the higher general and administrative expenses.
     Interest income
     Interest income decreased by 38.9% to HK$17.4 million (US$2.2 million) in the year ended December 31, 2008 from HK$28.5 million (US$3.7 million) in the year ended December 31, 2007. This decrease was primarily due to Meadville earning more bank interest income from the net proceeds from the initial public offering of Meadville’s shares in February 2007, which was not applicable to 2008.
     Finance costs
     Finance costs increased by 24.1% to HK$129.4 million (US$16.6 million) in the year ended December 31, 2008 from HK$104.3 million (US$13.4 million) in the year ended December 31, 2007. This increase was primarily due to higher levels of bank borrowings and an increase in accretion charges on the financial liabilities to HK$15.9 million (US$2.0 million) in the year ended December 31, 2008, from none in the year ended December 31, 2007.
     Income tax expense
     Income tax expense increased by 13.6% to HK$72.9 million (US$9.4 million) in the year ended December 31, 2008 from HK$64.2 million (US$8.2 million) in the year ended December 31, 2007. Income tax expense as a percentage of profit before income tax and non-cash share award expenses increased to 12.9% in the year ended December 31, 2008 from 10.0% in the year ended December 31, 2007. This increase was primarily due to an overall increase in corporate income tax rates pursuant to the new Corporate Income Tax Law in the PRC, which became effective on January 1, 2008, and the expiration of certain tax incentives enjoyed by the DMC plant, the exemption which it had from PRC national enterprise income tax expired during the year ended December 31, 2008.
     Profit for the year
     As a result of the foregoing, profit for the year increased by 37.0% to HK$483.6 million (US$62.1 million) in the year ended December 31, 2008 from HK$352.9 million (US$45.2 million) in the year ended December 31, 2007.
Reconciliation of HKFRS to U.S. GAAP
     The combined financial statements of the PCB Business are prepared on a carve-out basis in accordance with HKFRS, which differ in certain significant respects from U.S. GAAP. The principal differences between HKFRS and U.S. GAAP as they relate to the PCB Business are discussed in Note [•] to the combined financial statements of the PCB Business included in this Current Report on Form 8-K/A. These notes include a reconciliation of net income and total equity under HKFRS to net income and total equity under U.S. GAAP.
     The most significant items in reconciling the net income and total equity under HKFRS of the PCB Business to U.S. GAAP related to the acquisition of noncontrolling interests, put and call options on noncontrolling interests, and available-for-sale financial assets. Further information on such differences and adjustments is set forth in the notes to the combined financial statements of the PCB Business mentioned above.
     Net income under U.S. GAAP amounted to HK$251.2 million (US$32.4 million) for the year ended December 31, 2009, compared to HK$491.5 million (US$63.1 million) for the year ended December 31, 2008. This corresponds to a 48.9% decrease in net income in Hong Kong Dollars under U.S. GAAP, as compared to a 51.9% decrease in net income under HKFRS. This difference is primarily related to the put and call options on noncontrolling interests between 2008 and 2009.
Liquidity and Capital Resources
     Overview
     The primary uses of cash for the PCB Business are to pay for property, plant, and equipment, leasehold land and land use rights, technology costs, and to fund its working capital and normal recurring expenses, including raw materials. To date Meadville has financed the liquidity requirements of the PCB Business through a combination of internal resources and short and long-term bank borrowings. In 2007, Meadville also financed the liquidity requirements of the PCB Business from the proceeds of Meadville’s initial public offering. Going forward, Meadville expects the liquidity requirements of the PCB Business will be satisfied using a combination of the proceeds from the credit agreement and cash provided by operating activities.
     The following table sets out the summary cash flow data of the PCB Business for the years indicated:

	Year Ended December 31,
	2007	2008	2009
	(In thousands of HK$)
Net cash inflow from operating activities	$1,102,251	$1,391,372	$600,139
Net cash outflow from investing activities	(1,930,754)	(1,344,974)	(371,975)
Net cash inflow (outflow) from financing activities	1,138,308	332,008	(152,467)

Net increase in cash and cash equivalents	$309,805	$378,406	$75,697

     Net cash generated from operating activities
     Net cash flow generated from operating activities consists of operating profit before working capital changes and changes in working capital. In 2009, net cash generated from operating activities was HK$600.1 million (US$77.4 million). Net cash inflow from operating activities in 2009 was primarily due to profit before income tax of HK$301.4 million (US$38.9 million) and adjustment for non-cash and non-operating items, including primarily depreciation costs of HK$487.5 million (US$62.9 million). As a consequence, a cash inflow from operating activities before working capital changes of HK$899.9 million (US$116.1 million) was recorded.
     In 2009, a net cash outflow from changes in working capital of HK$299.8 million (US$38.7 million) was recorded. This resulted primarily from a decrease in creditors and accruals of HK$304.4 million (US$39.3 million) and amount due to immediate holding company of HK$57.0 million (US$7.4 million), which were partially offset by a decrease in debtors and prepayments of HK$66.3 million (US$8.6 million) and amounts due from fellow subsidiaries of HK$156.7 million (US$20.2 million). The net cash generated from operating activities was also reduced by a net interest payment of HK$85.8 million (US$11.1 million) and HK$54.9 million (US$7.1 million) of taxes paid.
     In 2008, net cash generated from operating activities was HK$1,391.4 million (US$178.7 million). Net cash generated from operating activities in the year 2008 was primarily due to profit before income tax of HK$556.5 million (US$71.5 million) and adjustments for non-cash and non-operating items, including primarily depreciation costs of HK$420.9 million (US$54.1 million) and finance costs of HK$129.4 million (US$16.6 million), partially offset by net exchange differences of HK$138.5 million (US$17.8 million). As a consequence, cash inflow from operating activities before working capital changes of HK$993.5 million (US$127.6 million) was recorded.
     In 2008, a net cash inflow from changes in working capital of HK$581.8 million (US$74.7 million) was recorded. This resulted primarily due to a decrease in debtors and prepayments of HK$317.2 million (US$40.7 million), an increase in creditors and accruals of HK$117.7 million (US$15.1 million) and amounts due to an immediate holding company of HK$354.0 million (US$45.5 million). The foregoing were partially offset by amounts due to fellow subsidiaries of HK$157.3 million (US$20.2 million) and amounts due to minority shareholders of HK$25.4 million (US$3.3 million). The net cash generated from operating activities was also reduced by a net interest payment of HK$70.7 million (US$9.1 million) and HK$113.3 million (US$14.6 million) of taxes paid.
     In 2007, net cash generated from operating activities was HK$1,102.3 million (US$141.3 million). Net cash generated from operating activities in the year 2007 was primarily due to profit before income tax of HK$417.1 million (US$53.5 million) and adjustments for non-cash and non-operating items, including primarily depreciation costs of HK$278.7 million (US$35.7 million), finance costs of HK$104.3 million (US$13.4 million), and share award expenses of HK$226.1 million (US$29.0 million), partially offset by net exchange differences of HK$48.3 million (US$6.2 million). As a consequence, a cash inflow from operating activities before working capital changes of HK$966.1 million (US$123.8 million) was recorded.
     In 2007, a net cash inflow from changes in working capital of HK$287.1 million (US$36.8 million) was recorded. This resulted primarily from an increase in creditors and accruals of HK$387.7 million (US$49.7 million), an increase in long-term other payables of HK$115.7 million (US$14.8 million), and an amount due to immediate holding company of HK$290.0 million (US$37.2 million). The foregoing were partially offset by an increase in inventories of HK$104.1 million (US$13.3 million) and an increase in debtors and prepayments of HK$149.8 million (US$19.2 million). The net cash generated from operating activities was also reduced by net interest payments of HK$75.8 million (US$9.7 million) and HK$75.1 million (US$9.6 million) of taxes paid.

     Net cash used in investing activities
     Meadville’s principal investment activities are purchases of property, plant, and equipment, and purchases of leasehold land and land use rights. In 2007, 2008, and 2009, Meadville experienced net cash outflows as a result of its investing activities.
     In 2009, net cash used in investing activities was HK$372.0 million (US$48.0 million). Net cash used in investing activities in 2009 was primarily due to the purchase of HK$377.1 million (US$48.6 million) of property, plant, and equipment for Meadville’s PCB plants.
     In 2008, net cash used in investing activities was HK$1,345.0 million (US$172.7 million). Net cash used in investing activities in the year 2008 was primarily due to the purchase of HK$1,347.6 million (US$173.1 million) of property, plant, and equipment for Meadville’s PCB plants.
     In 2007, net cash used in investing activities was HK$1,930.8 million (US$247.5 million). Net cash used in investing activities in the year 2007 was primarily due to the purchase of HK$1,218.3 million (US$156.2 million) of property, plant, and equipment for Meadville’s PCB plants and the use of HK$694.7 million (US$89.0 million) to acquire a subsidiary, net of bank balances and cash acquired, in connection with the acquisition of 80% of the share capital of Meadville Aspocomp (BVI) Holdings Limited from Aspocomp Group OYJ.
     Net cash generated from financing activities
     Historically, cash generated from financing activities is derived from long- and short-term bank loans and bank overdrafts.
     In 2009, net cash used in financing activities was HK$152.5 million (US$19.7 million). Net cash generated from financing activities in the year 2009 was primarily due to repayment of borrowings of HK$1,440.3 million (US$185.8 million) and dividend paid to a minority shareholder of HK$91.4 million (US$11.8 million), partially offset by new borrowings of HK$1,249.8 million (US$161.2 million).
     In 2008, net cash generated from financing activities was HK$332.0 million (US$42.6 million). Net cash generated from financing activities in the year 2008 was primarily due to new borrowings of HK$3,355.8 million (US$431.0 million), partially offset by repayment of borrowings of HK$2,382.6 million (US$306.0 million) and dividends of HK$600.1 million (US$77.1 million) paid to shareholders.
     In 2007, net cash generated from financing activities was HK$1,138.3 million (US$145.9 million). Net cash generated from financing activities in the year 2007 was primarily due to new borrowings of HK$3,030.0 million (US$388.4 million), a capital contribution from immediate holding company of HK$826.6 million (US$105.9 million), and a capital contribution by a minority shareholder of HK$114.3 million (US$14.7 million). The foregoing were partially offset by repayment of borrowings of HK$2,031.0 million (US$260.3 million), dividends of HK$290.0 million (US$37.2 million) paid to shareholders, and a distribution of HK$410.0 million (US$52.6 million) to a shareholder.
     Indebtedness
     The total borrowings of the PCB Business amounted to HK$2,587.4 million (US$331.8 million), HK$3,586.2 million (US$462.7 million), and HK$3,370.1 million (US$434.6 million) as of December 31, 2007, 2008, and 2009, respectively. The increased level of borrowings from the year ended December 31, 2007 to December 31, 2008 was primarily due to the expansion of the production capacity of the PCB Business. During that period, the borrowings were mainly used to acquire property, plant, and equipment at Meadville’s PCB plants and the acquisition of 80% of the share capital of Meadville Aspocomp (BVI) Holdings Limited from Aspocomp Group OYJ. The decreased level of borrowings in the year ended December 31, 2009 was due to a reduction in capital expenditures and working capital in response to lower demand for PCB products resulting from global economic conditions in 2009. The gearing ratio (total borrowings as a percentage of total assets) of the PCB Business increased from 38.3% as of December 31, 2007 due to a capital injection by an immediate holding company of the PCB Business in 2007, and subsequently increased to 44.8% as of December 31, 2008, and to 45.2% as of December 31, 2009, mainly due to a reduction in amounts due from fellow subsidiaries.
     The table below sets out the indebtedness of the PCB Business as of the dates indicated.

	As of December 31,
	2007	2008	2009
	(In thousands of HK$)
Non-Current	$1,679,147	$2,763,230	$2,815,156
Current	908,288	823,013	554,932

Total	$2,587,435	$3,586,243	$3,370,088

	As of December 31,
	2007	2008	2009
	(In thousands of HK$)
Secured	$—	$—	$—
Unsecured	2,587,435	3,586,243	3,370,088

Total	$2,587,435	$3,586,243	$3,370,088

     Effective November 16, 2009, certain of the PCB Subsidiaries entered into a Credit Agreement (the “Credit Agreement”) with seven lenders, including Hongkong and Shanghai Banking Corporation Limited, pursuant to which the lenders, subject to the satisfaction of certain conditions to drawdown, will provide credit facilities in the total amount of approximately US$582.5 million (equivalent to approximately HK$4,516.9 million) to certain of the PCB Subsidiaries. The credit facility will be used for refinancing certain existing facilities due to the change of control of the PCB Subsidiaries resulting from the PCB Combination and as working capital for the PCB Subsidiaries. Loans made under the credit facility will be secured by certain assets of the PCB Subsidiaries. In connection with the closing of the PCB Combination, the Company and TTM Hong Kong Limited, an indirect wholly owned subsidiary of the Company, became parties to the Credit Agreement as guarantors of the obligations of the PCB Subsidiaries under the Credit Agreement.
     Inventories
     The following table sets out a summary of the inventory of the PCB Business as of the dates indicated:

	As of December 31,
	2007	2008	2009
	(In thousands of HK$)
Raw materials	$121,233	$150,286	$150,066
Work in progress	114,755	101,448	123,874
Finished goods	161,860	173,315	174,082
Consumable stock	572	2,004	2,465

Total	$398,420	$427,053	$450,487

Inventory turnover days	39	36	41

Note:	The number of days of inventory turnover is equal to the average inventory (being the inventory balance at the beginning of the year plus the inventory balance at the end of the year, divided by 2) divided by the cost of sales for the corresponding year and then multiplied by 365 for each of the three years ended December 31, 2007, 2008, and 2009.
     The number of days of inventory turnover of the PCB Business for each of the three years ended December 31, 2009 were 39 days, 36 days, and 41 days, respectively. The inventory balances as at December 31, 2007, 2008, and 2009 were HK$398.4 million (US$51.1 million), HK$427.1 million (US$55.1 million), and HK$450.5 million (US$58.1 million), respectively. The increase in inventory balances from 2007 to 2009 primarily resulted from the continuous expansion of the operations of the PCB Subsidiaries and the increase in revenue.
     The cost of inventories recognized as expenses and included in cost of sales for the years indicated was as follows:

	Year Ended December 31,
	2007	2008	2009
	(In thousands of HK$)
Cost of inventories	$3,137,705	$4,198,374	$3,933,716

     Debtors and prepayments
     The following table sets out a summary of the debtors and prepayments of the PCB Business as of the dates indicated:

	As of December 31,
	2007	2008	2009
	(In thousands of HK$)
Debtors	$1,368,801	$986,983	$985,129
Prepayments and other receivables	112,052	176,689	112,198

Total	$1,480,853	$1,163,672	$1,097,327

Debtors turnover days	106	82	74

Note:	The number of days of debtors turnover is equal to the average debtor balance (being the debtor balance at the beginning of the year plus the debtor balance at the end of the year, divided by 2) divided by the revenue for the corresponding year and then multiplied by 365 for each of the three years ended December 31, 2007, 2008, and 2009.
     The increase in debtor balance during 2007 was primarily due to growth of revenue in 2007. The decrease in debtor balance during 2008 and 2009 was primarily due to the decrease in revenue as a result of global economic conditions. The debtor turnover days for each of the three years ended December 31, 2009 were 106 days, 82 days, and 74 days, respectively. The decrease in debtor turnover days was primarily due to continuous effort to improve and shorten the collections period.
     Creditors and accruals
     The following table sets out creditors and accruals of the PCB Business as of the dates indicated:

	As of December 31,
	2007	2008	2009
	(In thousands of HK$)
Creditors	$598,331	$667,797	$561,847
Accruals	672,426	720,622	522,176

Total	$1,270,757	$1,388,419	$1,084,023

Creditors turnover days	54	55	57

Note:	The number of days of creditors turnover is equal to the average creditor balance (being the creditor balance at the beginning of the year plus the creditor balance at the end of the year, divided by 2) divided by the cost of sales for the corresponding year and then multiplied by 365 for each of the three years ended December 31, 2007, 2008, and 2009.
     The increase in creditor balance during the two years ended December 31, 2008 was primarily due to the increasing scale of operations. The decrease in creditor balance in the year ended December 31, 2009 was primarily due to a decrease in capital expenditures and in purchase of supplies as a result of global economic conditions. The creditor turnover days of the PCB Business remained almost constant at 54 days in 2007, 55 days in 2008, and 57 days in 2009.
     Off-balance sheet arrangements
     As of December 31, 2009, none of the PCB Subsidiaries was a financial guarantor of obligations of any unconsolidated entity and none was a party to any material off-balance sheet obligations or arrangements.
     Working capital
     Taking into account the estimated net proceeds from the credit agreement, available banking facilities, and cash flows from the operations of the PCB Business, Meadville believes that the PCB Business has sufficient working capital for its present requirements, which is for at least the next 12 months from the date of this Current Report on Form 8-K/A.
     Net current assets
     As of December 31, 2009, the PCB Business had net current assets of HK$438.4 million (US$56.5 million). Current assets comprised mainly inventories of HK$450.5 million (US$58.1 million), debtors and prepayments of HK$1,097.3 million (US$141.5 million), cash and bank balances of HK$850.1 million (US$109.6 million), and other current assets of HK$7.4 million (US$1.0 million). Current liabilities comprised mainly creditors and accruals of HK$1,084.0 million (US$139.8 million), bank borrowings of HK$554.9 million (US$71.6 million), amount due to immediate holding company of HK$47.4 million (US$6.1 million), amount due to a minority shareholder of HK$111.3 million (US$14.3 million), amounts due to fellow subsidiaries of HK$128.4 million (US$16.6 million), amount due to a subsidiary of a minority shareholder of HK$19.9 million (US$2.6 million), and taxation payable of HK$21.1 million (US$2.7 million).

	As of December 31,
	2007	2008	2009
	(In thousands of HK$)
Current assets	$2,609,123	$2,798,110	$2,405,336
Current liabilities	(2,773,252)	(3,140,986)	(1,966,983)
Net current (liabilities)/assets	$(164,129)	$(342,876)	$438,353

Quick ratio	0.80	0.75	1.00

Note:	Quick ratio is equal to current assets (net of inventories) divided by current liabilities.
     The increase in the net current assets position of the PCB Business is primarily due to the capital injection from immediate holding company of the PCB Business.

     Capital expenditures
     As of December 31, 2007, 2008, and 2009, the PCB Business incurred HK$2,121.1 million (US$271.9 million), HK$1,347.6 million (US$173.1 million), and HK$377.1 million (US$48.6 million), respectively, of capital expenditures. The current business strategy of the PCB Business contemplates capital expenditures of approximately HK$316.0 million (US$40.8 million), HK$412.0 million (US$53.1 million), and HK$416.0 million (US$53.6 million) in the full years of 2010, 2011, and 2012, respectively.
     The figures in the capital expenditure plans of the PCB Business are based on Meadville’s estimates and have not been appraised by an independent organization. The actual capital expenditures of the PCB Business (including the types and amount of capital expenditures that the PCB Subsidiaries and/or the combined company elect to make) may differ from the amounts set forth above. The capital expenditure plans of the PCB Business are subject to a number of variables, including possible cost overruns, construction delays, availability of financing on acceptable terms, and demand for its products and services. In addition, due to changes in economic or demand conditions, government and tax policies, the competitive landscape, or other factors, capital expenditures could change. There can be no assurance that the PCB Subsidiaries and/or the Company can execute the contemplated capital expenditure plans at or below its estimated costs or at all.
     Contractual obligations and commitments
     The following table provides information on contractual obligations and commitments as of December 31, 2009:

	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
			(In thousands of HK$)
Long-term debt obligations	$3,330,325	$515,169	$2,746,067	$69,089	$—
Interest on long-term debt obligations(1)	143,271	74,600	49,714	18,957	—
Operating leases	25,290	3,054	2,260	1,635	18,341
Capital commitment in respect of property, plant, and equipment	256,502	201,407	55,095	—	—
Other long-term liabilities reflected on the balance sheet under HKFRS	238,040	1,414	235,115	1,511	—
Interest on other long-term liabilities reflected on the balance sheet under HKFRS(1)	31,431	9,893	21,486	52	—

Total contractual obligations	$4,024,859	$805,537	$3,109,737	$91,244	$18,341

(1)	The respective interest payments are estimated based on the liabilities outstanding and the applicable interest rates as of December 31, 2009.
Quantitative and Qualitative Disclosures About Market Risk
     The PCB Business is exposed to various kinds of market risks through its international operations. These risks are material in relation to both foreign currency risk and interest rate risk.
     Currency risks
     The PCB Business maintains its accounts in Hong Kong dollars and a portion of its revenue and expenses are denominated in RMB, while Meadville reports the financial results of the PCB Business in Hong Kong dollars. Fluctuations in exchange rates, primarily those involving the Hong Kong dollar against the RMB, may affect its reported operating results in Hong Kong dollar terms. A majority of the PCB Subsidiaries’ equipment is purchased from companies located offshore, in such locations as Europe, Japan, or Taiwan, with payment being made in U.S. Dollars or other foreign currencies. Accordingly, a portion of the results of operations of the PCB Business is also exposed to fluctuations between the U.S. Dollar and the RMB.
     The pegging of the Hong Kong dollar to the U.S. Dollar by the Hong Kong Monetary Authority reduces transaction risks to the extent conversion is necessary between the two currencies. However, if the pegged exchange rate between the Hong Kong dollar and the U.S. Dollar were to change, or if the Hong Kong Monetary Authority adopted a floating exchange rate policy, the results of operations and balance sheet of the PCB Business could be positively or negatively affected, depending upon whether and by how much the value of the Hong Kong dollar appreciated or depreciated against the U.S. Dollar or other relevant currencies and the extent of the mismatch, if any, between the revenue and expenses of the PCB Business in foreign currencies and its net foreign currency asset or liability position at the time.
     The impact of future exchange rate fluctuations between the U.S. Dollar and the RMB and the Hong Kong dollar and RMB cannot be predicted. Although the impact of exchange rate fluctuations has in the past been partially mitigated by the natural hedging between the foreign currency receivables and payables of the PCB Business, there can be no assurance that the PCB Subsidiaries will be able to offset the overall impact of any exchange rate fluctuations in the future. The PCB Subsidiaries do not generally engage in hedging to manage currency risk. However, in relation to purchases of equipment in foreign currencies other than U.S. Dollars, the PCB Subsidiaries may at times purchase forward exchange contracts to manage its currency risk in relation to any particular purchase. For example, during 2009, the PCB Subsidiaries entered into certain foreign exchange forward contracts to hedge against (i) their contingent financial liabilities arising from the amount payable to Aspocomp Holding Pte. Ltd. upon the exercise of its put option in early 2013, in connection with the acquisition of an 80% interest in Meadville Aspocomp (BVI) Holdings Limited, and (ii) certain purchases of machinery denominated in foreign currencies. As at December 31, 2009, the notional amount of these contracts was approximately HK$179.8 million (US$23.2 million) and their net fair value was approximately HK$19.5 million (US$2.5 million), which was recorded as derivative financial instruments in the combined statements of financial position.
     The table below presents information about certain of the foreign currency forward contracts of the PCB Business at December 31, 2009.

	As of December 31, 2009
		Average Contract
		Rate or Strike
	Notional Amount	Amount
	(In thousands of US$)
Receive foreign currency/pay US$
Euro	$22,695	1.30
Japanese Yen	485	0.01

Total	$23,180

Estimated Fair Value	$2,520

     Interest rate risk
     The PCB Business is exposed to interest rate risk resulting from fluctuations in interest rates. Increases in interest rates would increase interest expenses relating to the outstanding variable rate borrowings of the PCB Business and increase the cost of new debt. Fluctuations in interest rates can also lead to significant fluctuations in the fair value of the debt obligations of the PCB Business. As of December 31, 2009, the PCB Business had interest rate swap contracts under which it pays fixed interest rate based payments and receives variable-interest rate based payments to hedge certain of the borrowings of the PCB Business amounting to US$40 million. However, there can be no assurances that such hedging activities and any future hedging activities will protect the PCB Business from fluctuations in interest rates.
          The tables below present information about certain of the debt instruments (bank borrowings) of the PCB Business as of the dates presented. Information as of December 31, 2009 has been translated using a HK$ / US$ exchange rate of HK$7.7550 to US$1.00.
     Debt Instruments

	As of December 31, 2009
									Weighted
								Fair	Average
	Maturing in							Market	Interest
	2010	2011	2012	2013	2014	Thereafter	Total	Value	Rate
			(In thousands of US$)
Variable Rate:
US$	$34,872	$109,533	$173,291	$7,587	—	—	$325,283	$325,434	1.47%
HK$	31,559	36,979	16,382	1,322	—	—	86,242	86,167	0.91%
RMB	5,128	10,255	7,663	—	—	—	23,046	23,303	4.97%

Total Variable Rate	$71,559	$156,767	$197,336	$8,909	—	—	$434,571	$434,904

Fixed Rate:
RMB	—	—	—	—	—	—	—	—

Total Fixed Rate	—	—	—	—	—	—	—	—

Total	$71,559	$156,767	$197,336	$8,909	—	—	$434,571	$434,904

     Interest Rate Swap Contracts (variable to fixed)
          The tables below present information about certain of the interest rate swaps of the PCB Business as of the dates presented.

	As of December 31, 2009				Fair
	2010	2011	2012	2013	Value
		(In thousands of US$)
Average interest payout rate	3.43%	3.43%	3.43%	—
Interest payout amount	$(1,372)	$(1,066)	$(345)	—
Average interest receive rate	0.23%	0.23%	0.23%	—
Interest receive amount	$92	$71	$23	—
Fair value loss at December 31, 2009					$(1,651)
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
          This Current Report on Form 8-K/A contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all matters that are not historical facts. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “will,” or “should” and words or terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements. Also, as examples, forward-looking statements may include statements relating to the benefits of the PCB Combination, including anticipated synergies and cost savings estimated to result from the PCB Combination, and statements relating to future business prospects, revenue, income, and financial condition of Meadville and the Company.
          These forward-looking statements involve certain known and unknown risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the risk factors disclosed in the Company’s Annual Report on

Form 10-K for the fiscal year ended December 31, 2009. Other sections of this Current Report on Form 8-K/A describe additional factors that could adversely impact the business and financial performance of the Company and the PCB Business. Moreover, the Company operates in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can the Company assess the impact that these factors will have on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.
          You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K/A in the case of forward-looking statements contained in this Current Report on Form 8-K/A, or the dates of the documents incorporated by reference into this Current Report on Form 8-K/A in the case of forward-looking statements made in those incorporated documents. Except for the Company’s ongoing obligation to disclose material information under U.S. federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events, or to report the occurrence of unanticipated events.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired.
          The audited combined income statements, audited combined statements of comprehensive income, audited combined statements of cash flows, and audited combined statements of changes in equity of the PCB Business on a carve-out basis for the years ended December 31, 2007, 2008, and 2009, and the combined statements of financial position at December 31, 2007, 2008, and 2009, and the notes thereto, are filed herewith as Exhibit 99.1 and are incorporated herein by reference.
(b) Pro Forma Financial Information.
          The unaudited pro forma condensed combined balance sheet as of December 31, 2009 of TTM Technologies, Inc., the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 of TTM Technologies, Inc., and the notes thereto, giving effect to the acquisition of the PCB Business, are filed herewith as Exhibit 99.2 and are incorporated herein by reference.
          The unaudited pro forma condensed combined statement of operations gives effect to the PCB Combination as though the PCB Combination had occurred at the beginning of fiscal year 2009. The unaudited pro forma condensed combined balance sheet gives effect to the PCB combination as though the PCB combination had occurred as of December 31, 2009. The pro forma information is based on the historical financial statements of the Company and the PCB business of Meadville Holdings Limited after giving effect to the PCB Combination based on the assumptions and adjustments in the notes that accompany the pro forma financial information. The pro forma financial information is not necessarily indicative of the financial position or results of operations of the Company that would have actually occurred had the PCB Combination been in effect as of the date or for the periods presented. The pro forma financial information has been prepared on the basis of preliminary estimates. The pro forma financial information should be read in conjunction with the Company’s historical financial statements, including the notes thereto, included in the Company’s Annual Report on Form 10-K for the year ended 2009.
(c) Shell Company Transactions.
          Not applicable.
(d) Exhibits.

Exhibit No.	Description
23.1	Consent of PricewaterhouseCoopers, independent accountants

Exhibit No.	Description
99.1
Combined income statements, combined statements of comprehensive income, combined statements of cash flows, and combined statements of changes in equity for the years ended December 31, 2007, 2008, and 2009, and the combined statements of financial position at December 31, 2006, 2007, and 2008, and the notes thereto, for the printed circuit board business of Meadville Holdings Limited

99.2
Unaudited pro forma condensed combined balance sheet as of December 31, 2009, and unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 of TTM Technologies, Inc., and the notes thereto, giving effect to the acquisition of the printed circuit board business of Meadville Holdings Limited

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2010	TTM TECHNOLOGIES, INC.
	By:	/s/ Steven W. Richards
Steven W. Richards
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of PricewaterhouseCoopers, independent accountants

99.1
Combined income statements, combined statements of comprehensive income, combined statements of cash flows, and combined statements of changes in equity for the years ended December 31, 2007, 2008, and 2009, and the combined statements of financial position at December 31, 2006, 2007, and 2008, and the notes thereto, for the printed circuit board business of Meadville Holdings Limited

99.2
Unaudited pro forma condensed combined balance sheet as of December 31, 2009, and unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 of TTM Technologies, Inc., and the notes thereto, giving effect to the acquisition of the printed circuit board business of Meadville Holdings Limited